EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH

                              SP MILLENNIUM L.L.C.
  is offering to purchase up to 2,000 units of limited partnership interests in
                      URBAN IMPROVEMENT FUND LIMITED - 1974
                            For $650 Per Unit In Cash

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   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON
                  APRIL 14, 2004, UNLESS THE OFFER IS EXTENDED.
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     Upon the terms and subject to the conditions set forth herein, SP
Millennium L.L.C., or Purchaser, is offering to purchase up to 2,000 units of limited partnership interests in Urban Improvement Fund Limited - 1974, or the Partnership, for $650 in cash, less any distributions made by the Partnership to you after the date of this offer. We will accept any and all units of limited partnership validly tendered in response to this offer. If more than 2,000 units are validly tendered and not properly withdrawn prior to the expiration date of our offer, we will accept a pro rata amount of the units tendered. If the purchase of units validly tendered will result in there being less than 300 limited partners, we will offer to purchase only 90% of the total number of units tendered by each limited partner. To avoid the purchase of fractional units, fractional units will be rounded up to the nearest whole unit.

     Our offer and your withdrawal rights will expire at 5:00 p.m., Eastern time, on April 14, 2004, unless we extend the offer.

     You will not pay any transfer fees imposed by the Partnership if you tender your units. You will pay any other fees, commissions or costs imposed by your broker, trustee or others, and any taxes resulting from your sale.

     Our offer is not subject to a minimum number of units being tendered.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS OFFER TO PURCHASE FOR A DESCRIPTION OF RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     . We determined the offer price of $650 per unit without a third-party valuation or an appraisal. Accordingly, our offer price may not reflect the fair market value of your units.

     . We have estimated the net value of your units in a hypothetical liquidation of your Partnership's assets to be approximately $1,342 per unit.

     . We are making this offer with a view to making a profit and, therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     . The general partner of the Partnership is an affiliate of ours and therefore has conflicts of interest with respect to our offer.

     . Continuation of your Partnership will result in our affiliate continuing to receive a partnership management fee from the Partnership. This fee would not be paid if your Partnership was liquidated.

     .    It is possible that we may conduct a future offer at a higher price.

     . For any units that we purchase from you, you will not receive any future distributions from the operating cash flow of the Partnership or upon a sale or refinancing of property owned by any of the local property partnerships in which the Partnership has invested as a limited partner.

     This transaction has not been approved or disapproved by the Securities and Exchange Commission (the "SEC"), or any securities regulatory authority of any state, nor has the SEC or any securities regulatory authority of any state passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

     If you desire to accept our offer, you should complete and sign the enclosed Agreement of Sale and Assignment in accordance with the instructions thereto and mail or deliver the signed Agreement of Sale and Assignment and any other required documents to SP Millennium L.L.C., 1201 Third Avenue, Suite 5400, Seattle, Washington 98101.

     QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR THE AGREEMENT OF SALE AND ASSIGNMENT MAY BE DIRECTED TO SP MILLENNIUM L.L.C. BY TELEPHONE AT (800) 398-6399 OR (206) 622-9900 OR BY FACSIMILE AT (206) 628-8031.

                                 March 16, 2004

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                                TABLE OF CONTENTS

                                                                            PAGE
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SUMMARY TERM SHEET.............................................................1

RISK FACTORS...................................................................4

THE OFFER......................................................................8
Section 1. TERMS OF THE OFFER; EXPIRATION DATE; PRORATION......................8
Section 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS........................9
Section 3. PROCEDURE FOR TENDERING UNITS......................................10
Section 4. WITHDRAWAL RIGHTS..................................................11
Section 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.................12
Section 6. CERTAIN FEDERAL INCOME TAX MATTERS.................................13
Section 7. EFFECTS OF THE OFFER...............................................15
Section 8. INFORMATION CONCERNING US AND CERTAIN OF OUR AFFILIATES............16
Section 9. CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP....................19
Section 10. BACKGROUND AND PRICING OF THE OFFER...............................23
Section 11. CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES............36
Section 12. FUTURE PLANS OF THE PURCHASER.....................................37
Section 13. POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP
            WITH RESPECT TO THE OFFER.........................................38
Section 14. VOTING POWER......................................................38
Section 15. SOURCE OF FUNDS...................................................39
Section 16. DISSENTERS' RIGHTS................................................39
Section 17. CONDITIONS OF THE OFFER...........................................39
Section 18. CERTAIN LEGAL MATTERS.............................................41
Section 19. FEES AND EXPENSES.................................................42

ANNEX I......................................................................I-1
Officers and Directors.......................................................I-1

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                               SUMMARY TERM SHEET

     This summary term sheet highlights the material terms of our offer, but it does not describe all of the details of the offer. We urge you to read this entire Offer to Purchase, the Annex attached to this Offer to Purchase and the related Agreement of Sale and Assignment that contain the full details of our offer. We have also included in the summary term sheet references to the sections of this Offer to Purchase where a more complete discussion may be found.

Who is offering to purchase my units? We are SP Millennium L.L.C., a Washington limited liability company formed for the primary purpose of investing in real estate limited partnerships and making tender offers for limited partnership interests, such as this offer. See "Section 8. Information Concerning Us and Certain of Our Affiliates."

Are you affiliated with our general partner? Yes. Your general partner, Interfinancial Real Estate Management Company, is owned by Paul H. Pfleger, the majority owner of SP Investments II LLC, which is the indirect majority owner of SP Millennium L.L.C. Mr. Pfleger also serves as President and a director of your general partner. John M. Orehek is the minority owner of SP Investments II L.L.C. and is the owner of Madrona Ridge L.L.C., the lender under our credit facility. Mr. Orehek also serves as the Senior Vice President of your general partner. John A. Taylor, Vice President and 10% owner of SP Millennium, also serves as Vice President of your general partner. See "Section 8. Information Concerning Us and Certain of Our Affiliates," "Section 11. Conflicts of Interest and Transactions with Affiliates" and "Section 15. Source of Funds."

What is your offer? We are offering to acquire up to 2,000 of the 11,394 currently outstanding limited partnership units held by you and the other limited partners in Urban Improvement Fund Limited - 1974, your Partnership, for $650 per unit, in cash, less any cash distribution made to you by the Partnership on your units after the date of our offer. See "Section 1. Terms of the Offer; Expiration Date; Proration" and "Section 10. Background and Pricing of the Offer - Determination of Offer Price."

Are there any conditions to the offer? Yes, there are a number of conditions to our offer, including the absence of competing tender offers, the absence of certain adverse changes in your Partnership, an adverse change in the financial markets, and the absence of certain events, such as legal or governmental actions that would prohibit our purchase of your units. Additionally, we will prorate the number of units we will purchase, or terminate the offer, if our purchases will cause the units of limited partnership to be held by less than 300 limited partners. See "Section 1. Terms of the Offer; Expiration Date; Proration" and "Section 17. Conditions of the Offer."

How was the offer price determined? In determining the offering price per unit, we considered:

..    Other prices we have seen in previous tender offers and learned from third party sources;

..    Our belief as to the per unit liquidation value of your Partnership, and the potential timing of that liquidation;

..    The distributions to the limited partners in 2003 of approximately $93 per unit from the sale proceeds of 51st and King Drive, and approximately $39 per unit from the 2002 distributable surplus cash from the operations of Monatiquot Village Associates Limited Partnership;

..    Other potential distributions during the period of our ownership of units, such as distributions from net cash flow of operations, capital transactions flowing through the Partnership, and liquidating distributions of the Partnership;

..    Our cost of investment capital;

..    Our assessment of the risks of the purchase of units;

..    Our investment financial objectives; and

..    The absence of a trading market for the units.

See "Section 10.  Background and Pricing of the Offer."

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What happens if more than 2,000 units are tendered? If more than 2,000 units are validly tendered and not withdrawn at the Expiration Date of the offer, we will purchase units on a pro rata basis. This means that we will purchase from each tendering limited partner a number of units equal to the number of units validly tendered and not withdrawn by such limited partner multiplied by a proration factor. The proration factor is equal to 2,000 divided by the total number of units validly tendered and not withdrawn by all limited partners of the Partnership. To eliminate the purchase of fractional units, all fractional units will be rounded up to the nearest whole unit. See "Section 1. Terms of the Offer; Expiration Date; Proration." Additionally, we will prorate our offer to purchase if the purchase of the units tendered would result in the units of limited partnership being held by less than 300 limited partners. Further, in accordance with your Partnership agreement, we will only purchase units that, together with units previously transferred within the preceding 12 months, do not exceed 50% of the outstanding units. See "Section 2. Acceptance for Payment and Payment for Units."

How long do I have to decide if I want to tender my Units? Our offer expires on April 14, 2004 at 5:00 p.m., Eastern Time, unless extended. You can tender your units until our offer expires. See "Section 1. Terms of the Offer; Expiration Date; Proration."

Do you have the right to extend the Expiration Date? Yes, we can extend the offer in our sole discretion, and we will send you a notice of any such extension. See "Section 5. Extension of Tender Period; Termination; Amendment; Subsequent Offering Period."

How do I tender my Units? To tender your units for sale, complete the accompanying Agreement of Sale and Assignment and send it to the Purchaser at the address set forth on the back cover of this offer to purchase. Also send your original Certificate of Limited Partnership. If you cannot locate your Certificate, please complete and send the Affidavit and Indemnity Agreement attached to the enclosed Agreement of Sale and Assignment. See "Section 3. Procedure for Tendering."

If I change my mind, can I withdraw Units that I have tendered? Yes, you can withdraw your tendered units at any time prior to the expiration of the offer, including any extensions. In addition, if and to the extent that tendered units have not been accepted for payment by May 15, 2004 (60 days after the date of this Offer to Purchase), you may also withdraw your tendered units at any time thereafter until we have accepted those Units for payment. See "Section 4. Withdrawal Rights."

How do I withdraw my units? To withdraw your tendered units, you need to send a notice of withdrawal to Purchaser at the address on the back cover of this offer to purchase, identifying yourself and the units to be withdrawn. See "Section 4. Withdrawal Rights."

Are there tax consequences to me if I tender my units? Your sale of units in this offer will be a taxable transaction for federal income tax purposes. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in the units you transfer to us, whether you dispose of all of your units and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. Therefore, depending on your basis in the units and your tax position, your taxable gain and any tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. You should therefore consult your tax advisor on the precise tax consequences to you before deciding whether to tender your units. See "Section 6. Certain Federal Income Tax Matters."

Do you have the financial resources to pay the offer price for my units? We currently have enough cash on hand and available through a credit facility to enable us to purchase all of the units sought in this offer. See "Section 15. Source of Funds."

Will this offer affect me if I decide not to tender my units? If you do not tender any of your units, or if you only tender part of your units, you will continue to remain a limited partner in the Partnership. Your general partner (and our affiliate) has informed us that it has no current plans to alter the operations, business or financial position of the Partnership. If more than 2,000 units are validly tendered and not withdrawn at the Expiration Date of the offer, we will purchase units on a pro rata basis. In that circumstance, if you have tendered all of your units, we may only purchase a pro rata portion of your units and you will continue to remain a limited partner in your Partnership, with a reduced number of units. We may also offer to purchase a pro rata portion of your units if our purchase of units

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would cause the units of limited partnership to be held by less than 300 limited partners. To avoid the purchase of fractional units, fractional units will be rounded up to the nearest whole unit See "Section 7. Effects of the Offer."

What does the General Partner think of your Offer? The general partner is required by United States federal securities laws to file with the SEC and distribute to you, within ten business days from the date of this offer, a statement as to its position, if any, on the offer. We recommend that you review that statement of position. Since we are affiliated with the general partner, we are aware that the general partner may have a conflict of interest and therefore will be unable to make a recommendation as to whether or not you should tender or refrain from tendering your units. See "Section 13. Position of the General Partner of Your Partnership with Respect to the Offer."

What are the conflicts of interest facing our general partner? Since our affiliate, your general partner, receives a fee for managing your Partnership, a conflict exists between continuing the Partnership and the receipt by your general partner of such fees, and the liquidation of the Partnership and the termination of such fees. See "Section 9. Certain Information Concerning Your Partnership" and "Section 11. Conflicts of Interests and Transactions with Affiliates." Further, if we are successful in acquiring the 2,000 units sought pursuant to the offer, we and your general partner will together own approximately 37.5% of the outstanding units of limited partnership and, as a result, we will be able to significantly influence the outcome of all voting decisions with respect to your Partnership.

What if I need additional assistance? For more assistance in tendering your units, please contact us at (800) 398-6399 or (206) 622-9900 and ask to speak with a representative of SP Millennium.

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                                  RISK FACTORS

     Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

NO THIRD PARTY VALUATION OR APPRAISAL WAS CONDUCTED TO DETERMINE THE OFFERING PRICE FOR THE UNITS, NOR DID WE ENGAGE IN ARMS-LENGTH NEGOTIATIONS.

     Your Partnership has an equity interest in eight limited partnerships. Each of the limited partnerships owns a multi-family residential apartment property. Six of the eight limited partnerships directly own their properties. The other two limited partnerships own their properties indirectly through wholly owned limited liability companies. Because a limited liability company is treated as a partnership for tax purposes, we will refer to each and all of the eight ownership entities as the local property partnerships throughout these materials. We did not base our valuation of the properties owned by the local property partnerships in which your Partnership has an equity interest on any third-party appraisals or valuations. We established the terms of our offer without any arms-length negotiation. The terms of the offer could differ if they were subject to independent third party negotiations.

THE OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE.

     There is no established or regular trading market for your units. Our offer price does not necessarily reflect the price that you would receive upon an open market sale of your units to a third party or upon a liquidation of your partnership.

THE OFFER PRICE MAY NOT REFLECT FUTURE PROSPECTS OF THE PARTNERSHIP.

     Our offer price is based in part on the past income generated by the properties owned by the local property partnerships, and in part on the assumptions that we make regarding the potential future improvements in the operating performance of those properties. If different assumptions are made regarding the future performance of the properties, a higher price for the units could result.

     In February 2000 and December 2000, respectively, Monatiquot Village Associates and Notre Dame Apartments, two of the local property partnerships in which your Partnership holds an equity interest, sold the federally assisted low-income housing projects that they owned and purchased conventionally financed properties as replacements. These transactions qualified as Internal Revenue Code ("IRC") Section 1031 tax-deferred exchanges. We believe the conventionally financed replacement properties have significantly greater potential for appreciation in value as well as for increased rental rates, than the federally assisted low-income housing projects that were previously owned by Monatiquot Village Associates and Notre Dame Apartments. If you sell your units, you will forego any future benefit that may result from these transactions.

OUR OFFER PRICE IS BASED IN PART ON OUR ESTIMATE OF LIQUIDATION PROCEEDS, WHICH IS AN UNCERTAIN VALUE.

     Our offer price is also based in part on our estimate of the amount you would receive in a hypothetical liquidation of all the properties at the same time, i.e., if all the properties were sold by the local property partnerships, your Partnership received its distributable share of the sales proceeds, and your general partner liquidated the Partnership. In determining the hypothetical liquidation value of units in the Partnership, we estimated the value of the properties owned by the local property partnerships, determined the amount of net proceeds that would flow through to the Partnership on a hypothetical sale of these properties, and then added the net amount of the cash assets and liabilities of the Partnership. We used the income capitalization method to estimate the value of the properties owned by the local property partnerships because we think prospective purchasers of the properties would value the properties using this method. In doing so, we applied capitalization rates that we have assumed to be the appropriate capitalization rates to the properties' net operating incomes for the year ending December 31, 2002, for the federally subsidized properties, and December 31, 2003 for the conventionally financed properties. We used the financial information for the year 2002 for the federally subsidized properties because that is the most recent audited financial information available to us. If the properties' incomes for a different period or different capitalization rates were used, a higher valuation of the properties could result. Other methods of valuing your units could also result in a higher valuation. We have estimated the net value of your units in a hypothetical liquidation of your Partnership's assets as described herein to be approximately $1,342 per unit. See "The Offer - Section 10. Background and Pricing of the Offer."

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OUR OFFER PRICE MAY NOT REPRESENT ACTUAL LIQUIDATION RESULTS.

     The actual proceeds obtained from liquidation are highly uncertain and could be more or less than our estimate. Accordingly, our offer price could be less than the net proceeds that you would realize upon an actual liquidation of your Partnership.

THE OFFER HAS NO IMPACT ON THE CONTINUATION OF THE PARTNERSHIP; THE PARTNERSHIP HAS NO TIME FRAME REGARDING SALE OF PROPERTIES.

     Your general partner, which is our affiliate, intends to continue to operate your Partnership and not to attempt to liquidate it at the present time. It would be difficult, if not impossible, for your general partner to liquidate the Partnership at this time under the terms of the Partnership Agreement. Your Partnership is a limited partner in the local property partnerships. In five of the local property partnerships, neither we nor your general partner are affiliated with the general partners of the local property partnerships. In these five local property partnerships, we are not involved with the management, long term planning, or liquidation decisions for the properties owned by these local property partnerships. The non-affiliated general partners in these five local property partnerships control the management and liquidation decisions for their properties, and receive annual fees for the management of these properties. It is not known when these properties will be sold or liquidated. There may be no way to liquidate your investment in the Partnership until the properties are sold and the Partnership is liquidated thereafter.

     With respect to the three local property partnerships in which the general partners are our affiliates, the general partners of your Partnership and of the three local property partnerships periodically review whether a property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing, tax considerations, and the achievement of capital appreciation for your Partnership. With respect to the properties recently acquired by Monatiquot Village Associates and Notre Dame Apartments, the general partner of your Partnership believes that a sale of the properties now would not be advantageous given market conditions, the recent acquisition of the properties and tax considerations. In particular, your general partner considered the changes in the local rental market, the potential for appreciation in the value of these properties and the tax consequences to you and the other partners on a sale of these properties. We cannot predict when any property will be sold or otherwise disposed of.

HOLDING YOUR PARTNERSHIP UNITS MAY RESULT IN GREATER FUTURE VALUE.

     Although a liquidation of your Partnership is not currently contemplated in the near future, you might receive more value if you retain your units until the Partnership is liquidated.

YOUR GENERAL PARTNER HAS CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER.

     The general partner of your Partnership is our affiliate and, therefore, has conflicts of interest with respect to our offer. The directors and officers of the general partner are owners of an entity that indirectly owns a majority interest in SP Millennium L.L.C. The directors and officers of the general partner and the general partner owe fiduciary duties to the partnership and the limited partners that may conflict with their fiduciary duties to and interests in SP Millennium L.L.C. As a consequence of our ownership of units, we may have incentives to seek to maximize the value of our ownership of units, which in turn may result in a conflict for your general partner in attempting to reconcile our interests with the interests of the other limited partners.

YOUR GENERAL PARTNER IS UNABLE TO MAKE A RECOMMENDATION REGARDING THE OFFER.

     The general partner of your Partnership makes no recommendation as to whether or not you should tender or refrain from tendering your units. You must make your own decision whether or not to participate in the offer, based upon a number of factors, including but not limited to several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, your tax position and the tax consequences to you of selling your units.

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WE MAY CONDUCT A FUTURE OFFER AT A HIGHER PRICE.

     It is possible that we may conduct a future offer at a higher price. Such a decision will depend on, among other things, the performance of the Partnership, prevailing economic conditions and our interest in acquiring additional limited partnership interests.

IF YOU TENDER YOUR UNITS YOU WILL LOSE THE RIGHT TO FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP

     If you tender your units in response to our offer, you will transfer to us all right, title and interest in and to all of the units we accept, along with the right to receive all distributions with respect to those units on and after the Expiration Date of this offer to purchase. Your purchase price will also be reduced by any distribution made by the Partnership to you after the date of this offer. Accordingly, for any units that we purchase from you, you will not receive any future distributions from operating cash flow of the Partnership after the Expiration Date or upon a sale or refinancing of properties owned by the local property partnerships.

YOU MAY RECOGNIZE TAXABLE GAIN ON A SALE OF YOUR UNITS, AND YOUR TAX LIABILITY MAY EXCEED OUR OFFER PRICE.

     Except for units held by a tax preferred entity, such as an individual retirement account, your sale of units for cash will be a taxable event, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. The "amount realized" with respect to a unit of limited partnership interest you transfer to us will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of Partnership liabilities allocable to the unit. For most of the limited partners the cash proceeds received from the sale of the units at our offer price will exceed the federal and state tax liabilities resulting from the sale of units. However, the particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in the units you transfer to us, whether you dispose of all of your units and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. Therefore, depending on your basis in the units and your tax position, your taxable gain and any tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor to determine the tax consequences of the offer to you.

YOU MAY HAVE RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES.

     Generally, a decrease in your share of Partnership liabilities is treated, for federal income tax purposes, as a deemed cash distribution. Although the general partner of your Partnership does not have any current plan or intention to reduce the liabilities of your Partnership, it is possible that future economic, market, legal, tax or other considerations may cause the general partner to reduce the liabilities of your Partnership. If you retain all or a portion of your units and the liabilities of your Partnership were to be reduced, you would be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of the Partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

THERE IS A RISK SIMILAR OFFERS MAY TRIGGER POSSIBLE TERMINATION OF YOUR PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES.

     If there is a sale or exchange of 50% or more of the total interest in capital and profits of your Partnership within any 12-month period, including sales or exchanges resulting from our offer, your Partnership will terminate for federal income tax purposes. Any such termination may, among other things, subject the assets of your Partnership to longer depreciable lives than those currently applicable to the assets of your Partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your interests in your Partnership, thereby increasing the taxable income allocable to your interests in your Partnership each year, but would have no effect on the total depreciation deductions available over the useful lives of the assets

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of your Partnership. Any such termination may also change (and possibly shorten)
your holding period with respect to interests in your Partnership that you choose to retain.

     Your general partner and we believe that even if the maximum number of units is purchased pursuant to the offer, the transfers will not cause a tax termination of your Partnership.

IF YOU TENDER ALL OF YOUR UNITS, AND WE PURCHASE ONLY A PRORATED PORTION OF YOUR UNITS, YOU WILL REMAIN A LIMITED PARTNER WITH A REDUCED OWNERSHIP PERCENTAGE IN THE PARTNERSHIP.

     If more than 2,000 units are validly tendered and not property withdrawn prior to the Expiration Date, and we elect not to expand the offer, we will accept a pro rata amount of the units tendered. We may also offer to purchase a pro rata portion of your units if our purchase of units would cause the units of limited partnership to be held by less than 300 limited partners. In these circumstances, if you have tendered all of your units, we would only purchase a portion of your units and you would continue to remain a limited partner in your Partnership, with a reduced number of units. To avoid the purchase of fractional units, fractional units will be rounded up to the nearest whole unit. In such a case, it is not clear whether or not there will be a decrease in the liquidity of the units remaining with each such limited partner.

THIS OFFER MAY CAUSE YOU TO BE UNABLE TO TRANSFER UNITS FOR 12-MONTH PERIOD.

     Your Partnership's Agreement of Limited Partnership (the "Partnership Agreement") prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in capital and profits of your Partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interests in your Partnership, you may not be able to transfer your remaining units, if any, for a 12-month period following our offer.

YOU MAY FACE A POTENTIAL DELAY IN PAYMENT.

     We reserve the right to extend the period of time during which our offer is open and thereby delay acceptance for payment of any tendered units. No payment will be made in respect of tendered units until the expiration of the offer and acceptance of units for payment.

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                                    THE OFFER

SECTION 1.  TERMS OF THE OFFER; EXPIRATION DATE; PRORATION.

     Terms of the Offer; Expiration Date. Upon the terms and subject to the conditions of the offer, we will accept (and thereby purchase) up to 2,000 units that are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in "Section 4. Withdrawal Rights." For purposes of the offer, the term "Expiration Date" shall mean 5:00 p.m., Eastern time, on April 14, 2004, unless we, in our sole discretion, shall have extended the period of time for which the offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the offer, as extended by us, shall expire. See "Section 5. Extension of Tender Period; Termination; Amendment" for a description of our right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the Expiration Date, we increase the consideration offered to limited partners for the purchase of units pursuant to this offer, the increased consideration will be paid for all units that we accept for payment pursuant to the offer, whether or not the units were tendered prior to the increase in consideration.

     We will pay any transfer fees imposed by the Partnership for the transfer of your units. However, you will have to pay any taxes that arise from your sale of units. You will also have to pay any fees or commissions imposed by your broker, or by any custodian or other trustee of any Individual Retirement Account or benefit plan that is the owner of record of your units. Although the fees charged for transferring units from an Individual Retirement Account vary, such fees are typically $25-$50 per transaction. Depending on the number of units that you tender, any fees charged on a per transaction basis could exceed the aggregate offer price you receive (as a result of proration or otherwise).

     Proration. If more than 2,000 units are validly tendered and not withdrawn at the Expiration Date of the offer, and we elect to not expand the offer, we will purchase your units on a pro rata basis. This means that we will purchase from each tendering limited partner a number of units equal to the number of units validly tendered and not withdrawn by such limited partner multiplied by a proration factor. The proration factor is equal to 2,000 divided by the total number of units validly tendered and not withdrawn by all limited partners of the Partnership. If we are going to purchase a pro rata amount of the units validly tendered, we will notify you of that fact. In that case, you would continue to be a limited partner and receive an Internal Revenue Service Form K-1 for tax reporting purposes. See "Section 7. Effects of the Offer - Effect on Trading Market; Periodic Reporting Under Section 13 of the Exchange Act." Because of the difficulty of determining the precise number of Units validly tendered and not properly withdrawn prior to the Expiration Date, Purchaser does not expect that it will be able to announce the final results of such proration until approximately five (5) days after the Expiration Date.

     Proration to prevent a going-private transaction. Your partnership is required to file periodic reports with the SEC. If the units in your Partnership were to be held by fewer than 300 persons, the Partnership could file a Form 15 with the SEC to cause its duty to file periodic reports to be suspended. If our purchase of units pursuant to this offer would result in the units of limited partnership being held by less than 300 limited partners, we will offer to purchase only 90% of the total number of units so tendered by each limited partner. If we are required to prorate our purchase of units in this manner, we will amend this offer to purchase, send the amended offer to purchase to all limited partners and hold our amended offer open for an additional 10 business days from the date that notice of the change is sent to the limited partners. We will terminate the offer if, upon the expiration of our offer, and after expiration of our amended offer to purchase 90% of all validly tendered units to prevent there being fewer than 300 limited partners at the conclusion of the offer, our purchase of validly tendered units will result in there being fewer than 300 unit holders at the conclusion of the offer.

     If proration of tendered units is required, then, subject to our obligation under Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") to pay limited partners the purchase price in respect of units tendered or return those units promptly after termination or withdrawal of the offer, we will pay for any units accepted for payment pursuant to the offer once the final proration results are known. Notwithstanding any delay in payment, no interest will be paid on the offer price.

     The offer is not conditioned upon any minimum number of units being tendered. However, the offer is conditioned on satisfaction of certain conditions described below in "Section 17. Conditions to the Offer." Except as otherwise described in Section 17 below, we reserve the right (but in no event shall we be obligated), in our reasonable discretion, to waive any or all of those conditions. If, on or prior to the Expiration Date, any or all of the conditions have not been satisfied or waived, we reserve the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units to tendering limited partners, (ii) waive all the unsatisfied conditions and purchase, subject to the terms of the offer, any and all units validly tendered, (iii) extend the offer and, subject to the withdrawal rights of limited partners, retain the units that have been tendered during the period or periods for which the offer is extended, or (iv) amend the offer. The transfer of units will be effective after the Expiration Date on the first day of the calendar month that follows the date on which the Partnership's transfer agent receives properly completed and duly executed assignment documents from limited partners who tender their units pursuant to this offer.

     This offer is being mailed by us to the persons shown by your Partnership's records to have been limited partners or, in the case of units owned of record by Individual Retirement Accounts and qualified plans, beneficial owners of units, as of March 10, 2004.

SECTION 2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

     We will, upon the terms of and subject to the conditions of the offer, accept for payment and promptly pay for any and all units validly tendered by a limited partner and not withdrawn in accordance with "Section 4. Withdrawal Rights" following the Expiration Date and confirmation by the Partnership and the Partnership's transfer agent that the limited partner's transfer documents are properly completed and duly executed. A tendering beneficial owner of units whose units are owned of record by an Individual Retirement Account or other qualified plan will not receive direct payment of the offer price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made subject to receipt by Purchaser of a properly completed and duly executed Agreement of Sale and Assignment and other documents required by the Agreement of Sale and Assignment. See "Section 3. Procedure for Tendering Units." Under no circumstances will interest be paid on the offer price by reason of delay in making such payment.

     In our purchase of units, we will make appropriate adjustments to avoid purchases that would violate the Partnership Agreement and any relevant procedures or regulations promulgated by the general partner. Accordingly, in some circumstances, we may offer to pay you the full offer price and accept an assignment of your right to receive distributions and other payments and an irrevocable proxy in respect of the units and defer, perhaps indefinitely, the transfer of ownership of the units on the Partnership books. In another circumstance, we may, subject to SEC rules, have to amend our offer to reduce the number of units we will purchase so that we only purchase units that, together with all units previously transferred during the preceding 12 months, do not exceed 50% of the outstanding units of the Partnership. However, we believe that our purchase of 2,000 units, together with units previously transferred within the preceding 12 months, constitutes the transfer of approximately 29% of the total units outstanding and therefore an amendment to our offer will not be necessary.

     Additionally, we will also make adjustments to avoid purchases that would cause the units of limited partnership to be held by less than 300 limited partners, which would allow the partnership to suspend its reporting obligations under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Therefore, we may, subject to SEC rules, amend our offer to prorate the units we will purchase so that the number of limited partners holding partnership units does not drop below 300.

     For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units, if, as and when we give verbal or written notice to the tendering limited partners of our acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made directly by us promptly after the Expiration Date.

     If we do not accept any tendered units for payment for any reason, the Agreement of Sale and Assignment with respect to such units not purchased may be destroyed by us or returned to you.

     We reserve the right to transfer or assign, in whole or in part, to one or more of our affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve us of our obligations under the offer or prejudice your rights to receive payment for units validly tendered and accepted for payment pursuant to the offer.

SECTION 3.  PROCEDURE FOR TENDERING UNITS.

     Valid Tender for Sale. To validly tender units pursuant to the offer, you must, on or before the Expiration Date, deliver the following documents to the
Purchaser:

          . a properly completed and duly executed Agreement of Sale and Assignment (see the signature requirements for the Agreement of Sale and Assignment below);

          . your original Certificate of Limited Partnership (or, if you cannot find your Certificate of Limited Partnership, a completed Affidavit and Indemnity Agreement); and

          . any other documents required by the Agreement of Sale and Assignment.

          You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

     Signature Requirements. If the Agreement of Sale and Assignment is signed by the registered holder of a unit and payment is to be made directly to that holder, then no signature guarantee is required on the Agreement of Sale and Assignment. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Agreement of Sale and Assignment. However, in all other cases, all signatures on the Agreement of Sale and Assignment must be guaranteed by an Eligible Institution. If you cannot locate your original Certificate of Limited Partnership, and intend to complete the enclosed Affidavit and Indemnity Agreement, all signatures on the Affidavit must be guaranteed by an Eligible Institution.

     These documents must be received by us by 5:00 P.M., EASTERN TIME, ON APRIL 14, 2004 (or such time until which the Offer is extended) and may be sent by mail, hand delivery, or overnight courier to:

                              SP Millennium L.L.C.
                          1201 Third Avenue, Suite 5400
                            Seattle, Washington 98101

                          Toll Free:    (800) 398-6399

     The method of delivery of the Agreement of Sale and Assignment and all other required documents is at your option and risk. Delivery will be deemed made only when actually received by us. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

     Appointment as Power of Attorney. By executing the Agreement of Sale and Assignment for sale of your units, you irrevocably appoint us as your attorneys-in-fact, in the manner set forth in the Agreement of Sale and Assignment, with full power of substitution to the fullest extent of your rights with respect to the units tendered by you and accepted for payment and paid for by us. Each such power of attorney shall be considered coupled with an interest in the tendered units. You will agree not to exercise any rights pertaining to the tendered units without our prior consent. Pursuant to such appointment as attorneys-in-fact, we (and our designees) each will have the power, among other things, (i) to execute, swear to, acknowledge, and file any document relating to the assignment of your units on the books of the Partnership, or amend the books and records of the Partnership as necessary or appropriate for the assignment of your units; (ii) to vote or act in such manner as any such attorney-in-fact shall, in its sole discretion, deem proper with respect to your units being sold, (iii) to deliver your units and transfer ownership of your units on the books of the Partnership, (iv) to endorse on your behalf any and all payments received from the Partnership for any period on or after March 16, 2004 which are made payable to you, in favor of us as the purchaser of the units, (v) to execute on your behalf, any applications for transfer and any distribution agreements required by the National Association of Securities Dealers, Inc.'s Notice to Members 96-14, if applicable, to give effect to the transaction, (vi) to receive all distributions and inspect and amend the books and records of the Partnership, including your address and records, and to direct all distributions to us as of the Expiration Date, (vii) to request an accounting of the affairs of the Partnership, and (viii) in the event that your general partner refuses to either transfer your units to us or to admit us as a substitute limited partner, to take legal action, as your true and lawful agent and attorney-in-fact, on your behalf, to enforce the Agreement of Sale and Assignment.

     Assignment of Interest in Future Distributions. By executing the Agreement of Sale and Assignment for sale of your units, you will irrevocably assign to us and our assigns all of your right, title and interest in and to any and all distributions made by your Partnership from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments from and after the Expiration Date of our offer, in respect of the units tendered by you and accepted for payment and thereby purchased by us. If, after the Expiration Date you receive any distribution on your units accepted for payment and purchased by us, from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, you will agree to forward promptly such distribution to us.

     Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defect. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our reasonable discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive or amend any of the conditions of the offer that we are legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner. Our interpretation of the terms and conditions of the offer (including the Agreement of Sale and Assignment) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

     Backup Federal Income Tax Withholding. To prevent the possible application of back-up federal income tax withholding of 29% with respect to payment of the offer price if you tender units for sale to us, you may have to provide us with your correct taxpayer identification number. See the instructions to the Agreement of Sale and Assignment and "Section 6. Certain Federal Income Tax Matters."

     FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the amount realized on the disposition (the amount realized is generally the offer price plus the Partnership liabilities allocable to each unit purchased), you must certify that you are not a foreign person if you tender units for sale to us. See the instructions to the Agreement of Sale and Assignment and "Section 6. Certain Federal Income Tax Matters."

     Transfer Taxes. The amount of any transfer taxes (whether imposed on the registered holder of units or any person) payable on account of the transfer of units will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption there from is submitted.

     Binding Agreement. A tender of a unit for sale pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering unit holder and us on the terms set forth in this offer to purchase and the related Agreement of Sale and Assignment.

SECTION 4.  WITHDRAWAL RIGHTS.

     You may withdraw your tendered units at any time prior to the Expiration Date, including any extensions thereof, and, if and to the extent that we have not accepted tendered units for payment by May 15, 2004 (60 days after the date of this offer to purchase), at any time thereafter until we have accepted tendered units for payment.

     For a withdrawal to be effective, a written notice of withdrawal must be timely received by us at the address set forth on the back cover of the offer to purchase. Any such notice of withdrawal must specify the name of the person who tendered the units, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered the units. In addition, the person who signed the Agreement of Sale and Assignment must sign the notice of withdrawal in the same manner as the Agreement of Sale and Assignment was signed.

     If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, we may extend the offer and tendered units may be retained by us, subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of our offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered at any time prior to the Expiration Date by following the procedures described in "Section 3. Procedures for Tendering Units" above.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion, which determination will be final and binding on all parties. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 5.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our reasonable discretion, at any time and from time to time, (i) to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit, (ii) to terminate the offer and not accept any units not theretofore accepted for payment or paid for if any of the conditions to the offer are not satisfied or if any event occurs that might reasonably be expected to result in a failure to satisfy such conditions, (iii) upon the occurrence of any of the conditions specified in "Section 17. Conditions to the Offer," or any event that might reasonably be expected to result in such occurrence, to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for, and (iv) to amend our offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, increasing or decreasing the units being sought, or both). All conditions to the offer, other than those dependent upon the receipt of necessary government approvals and the condition to prevent this offer from causing a going-private transaction, must be satisfied or waived before the Expiration Date of the offer. Notice of any such extension, termination or amendment will promptly be disseminated to you in a manner reasonably designed to inform you of such change. Any notice of extension shall be disseminated by us by press release or other public announcement and shall be made no later than 9:00 a.m. Eastern Time, on the next business day after the scheduled Expiration Date of the offer.

     If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for a unit pursuant to our offer for any reason, then, without prejudice to our rights under the offer, we may retain tendered units and those units may not be withdrawn except to the extent tendering unit holders are entitled to withdrawal rights as described in "Section 4. Withdrawal Rights;" subject, however, to our obligation, pursuant to Rule 14e-l(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If we make a material change in the terms of our offer, or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, if any, will depend upon the facts and circumstances, including the materiality of the change, but generally will be five business days. With respect to a change in price, a change in the percentage of securities sought or a change in any dealer's soliciting fee, if any, the offer will remain open for a minimum of 10 business days from the date notice of such change is given to unit holders. Accordingly, if, prior to the Expiration Date, we increase (other than increases of not more than 2% of the outstanding units) or decrease the number of units being sought, or increase or decrease the offer price, and if the offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of such increase or decrease is first published, sent or given to unit holders, the offer will be extended at least until the expiration of such ten business days. As used in this offer to purchase, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern time.

SECTION 6.  CERTAIN FEDERAL INCOME TAX MATTERS.

     The following summary is a general discussion of certain of the United States federal income tax consequences of the offer that may be relevant to (i) unit holders who tender some or all of their units for cash pursuant to our offer, and (ii) unit holders who do not tender any of their units pursuant to our offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury Regulations, rulings issued by the Internal Revenue Service (the "IRS") and judicial decisions, all as of the date of this offer to purchase. All of the foregoing is subject to change or alternative construction, possibly with retroactive effect, and any such change or alternative construction could affect the continuing accuracy of this summary. This summary is based on the assumption that your Partnership is operated in accordance with its organizational documents including its Certificate of Limited Partnership and Agreement of Limited Partnership. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the units constitute capital assets in the hands of the unit holders (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this offer to purchase. Further, no opinion of counsel has been obtained with regard to the offer.

     THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF A UNITHOLDER PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF UNITED STATES FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SELLING THE LIMITED PARTNERSHIP INTERESTS IN YOUR PARTNERSHIP REPRESENTED BY UNITS PURSUANT TO OUR OFFER OR OF A DECISION NOT TO SELL IN LIGHT OF YOUR SPECIFIC TAX SITUATION.

     Tax Consequences to Limited Partners Tendering Units for Cash. You will recognize gain or loss on a sale of a unit of limited partnership of your Partnership equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the unit sold. The "amount realized" with respect to a unit of limited partnership of your Partnership will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of Partnership liabilities allocable to the unit (as determined under Section 752 of the Internal Revenue Code). Thus, your taxable gain and tax liability resulting from a sale of a unit of limited partnership of your Partnership could exceed the cash received upon such sale.

     Adjusted Tax Basis. If you acquired your units of limited partnership of your Partnership for cash, your initial tax basis in such units was generally equal to your cash investment in your Partnership increased by your share of Partnership liabilities at the time you acquired such units. Your initial tax basis generally has been increased by (i) your share of Partnership income and gains and (ii) any increases in your share of Partnership liabilities, and has been decreased (but not below zero) by (a) your share of Partnership cash distributions, (b) any decreases in your share of Partnership liabilities, (c) your share of Partnership losses and (d) your share of nondeductible Partnership expenditures that are not chargeable to capital. For purposes of determining your adjusted tax basis in units of limited partnership of your Partnership immediately prior to a disposition of your units, your adjusted tax basis in your units will include your allocable share of Partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of Partnership liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized with respect to a unit of limited partnership of your Partnership pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit.

     Character of Gain or Loss Recognized Pursuant to the Offer. Except as described below, the gain or loss recognized by you on a sale of a unit of limited partnership of your Partnership pursuant to the offer generally will be treated as a long-term capital gain or loss if you held the unit for more than one year. Long-term capital gains recognized by individuals and certain other non-corporate taxpayers generally will be subject to a maximum United States federal income tax rate of 15%. If the amount realized with respect to a unit of limited partnership of your Partnership that is attributable to your share of "unrealized receivables" of your Partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture for certain types of property. In addition, the maximum United States federal income tax rate applicable to persons who are non-corporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your units) held for more than one year is currently 25% (rather than 20%) with respect to that portion of the gain attributable to depreciation deductions previously taken on the properties owned by the local property partnerships.

     If you tender a unit of limited partnership interest of your Partnership in the offer, you will be allocated a share of Partnership taxable income or loss for the year of tender with respect to any units sold. You will not receive any future distributions on units of limited partnership interest of your Partnership tendered on or after the Expiration Date and, accordingly, you may not receive any distributions with respect to such accreted income. Such allocation and any Partnership cash distributions to you for that year will affect your adjusted tax basis in your unit of limited partnership interest of your Partnership and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

     Passive Activity Losses. The passive activity loss rules of the Internal Revenue Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units of limited partnership interest of your Partnership. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset non-passive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your units is treated as a passive activity, you may be able to reduce gain from the sale of your units of limited partnership interest of your Partnership pursuant to the offer with passive losses in the manner described below. If you sell all or a portion of your units of limited partnership interest of your Partnership pursuant to the offer and recognize a gain on your sale, you will generally be entitled to use your current and "suspended" passive activity losses (if any) from your Partnership and other passive sources to offset that gain. In general, if you sell all or a portion of your units of limited partnership interest of your Partnership pursuant to the offer and recognize a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your Partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses from your Partnership that were not otherwise utilized against passive activity income as described in the two preceding sentences will generally no longer be suspended and will generally therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available "suspended" passive activity losses from your Partnership or other investments that may be used to reduce gain from the sale of units pursuant to the offer.

     Information Reporting, Backup Withholding and FIRPTA. If you tender any units, you must report the transaction by filing a statement with your United States federal income tax return for the year of the tender which provides certain required information to the IRS. To prevent the possible application of back-up United States federal income tax withholding of 28% with respect to the payment of the offer consideration, you are generally required to provide us with your correct taxpayer identification number. See the instructions to the Agreement of Sale and Assignment.

     Gain realized by a foreign person on the sale of a unit pursuant to the offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980. Under these provisions of the Internal Revenue Code, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold 10% of the amount realized on the disposition. Amounts withheld would be creditable against a foreign person's United States federal income tax liability and, if in excess thereof, a refund could be claimed from the Internal Revenue Service by filing a United States income tax return. See the instructions to the Agreement of Sale and Assignment.

     Tax Consequences to Non-Tendering and Partially-Tendering Limited Partners.
Section 708 of the Internal Revenue Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for United States federal income tax purposes. Although we have structured the offer to limit our purchase of units to avoid the sale or exchange of 50% or more of the total interest in capital and profits of your Partnership, it is possible that our acquisition of units pursuant to the offer alone or in combination with other transfers of interests in your Partnership could inadvertently result in such a termination of your Partnership. If your Partnership is deemed to terminate for tax purposes, the following Federal income tax events will be deemed to occur: the terminated partnership will be deemed to have contributed all of its assets (subject to its liabilities) to a new partnership in exchange for an interest in the new partnership and, immediately thereafter, the old partnership will be deemed to have distributed interests in the new partnership to the remaining limited partners in proportion to their respective interests in the old partnership in liquidation of the old partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your interests in your Partnership, thereby increasing the taxable income allocable to your interests in your Partnership each year, but would have no effect on the total depreciation deductions available over the useful lives of the assets of your Partnership. Any such termination may also change (and possibly shorten) your holding period with respect to interests in your Partnership that you choose to retain.

SECTION 7.  EFFECTS OF THE OFFER.

     Future Control by SP Millennium L.L.C. Because the general partner of your Partnership is our affiliate, we are under common control with the management of your Partnership. As of the date of this offer, we own 1,893 units, or approximately 16.6% of the outstanding limited partnership interests. The general partner owns 379 units, or approximately 3.3% of the outstanding limited partnership interests in your Partnership. If we are successful in acquiring the 2,000 units sought pursuant to the offer, we will own approximately 34.2% of the total outstanding limited partnership units and, together with your general partner, will own approximately 37.5% of the total outstanding limited partnership units. As a result, we will be able to significantly influence the outcome of all voting decisions with respect to your Partnership. In general, we will vote the units owned by us in whatever manner we deem to be in our best interests, which may not be in the interest of other limited partners. This could (i) prevent non-tendering limited partners from taking action they desire but that we oppose and (ii) enable us to take action desired by us but opposed by non-tendering limited partners.

     Distributions to Us. If we acquire units in the offer, we will participate in any subsequent distributions to limited partners to the extent of the units purchased.

     Partnership Status. We believe our purchase of units should not adversely affect the issue of whether your Partnership is classified as a partnership for federal income tax purposes.

     Business. Our offer will not affect the operation of the properties owned by the local property partnerships. We will continue to be under common control with the general partner of your Partnership, which will remain the same. Consummation of the offer will not affect your Partnership Agreement, the operations of your Partnership, the business and assets owned by your Partnership, the management compensation payable to your general partner or any other matter relating to your Partnership, except it would result in us increasing our ownership of units.

     Effect on Trading Market; Periodic Reporting Under Section 13 of the Exchange Act. If a substantial number of units are purchased pursuant to the offer, the result will be a reduction in the number of limited partners in your Partnership. In the case of certain kinds of equity securities, a reduction in the number of security holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In the case of your Partnership, however, there is no established public trading market for the units and, therefore, we do not believe a reduction in the number of limited partners will materially further restrict your ability to find purchasers for your units through secondary market transactions.

     Your Partnership is required by Section 13 of the Exchange Act to file periodic reports with the SEC. If the units in your Partnership were to be held by fewer than 300 persons, the Partnership could file a Form 15 with the Securities and Exchange Commission to cause its duty to file periodic reports to be suspended. At March 10, 2004, your Partnership had 427 limited partner unit holders of record. We do not intend that the consummation of the offer will cause your Partnership to cease to be required to file periodic reports under the Exchange Act, and have structured this offer to avoid such a result. However, it is possible that following the completion of this offer, if some of the remaining limited partners in your Partnership sell or transfer their units, either in response to another tender offer or on an individual basis, the number of unit holders could potentially drop below 300. In such event, the duty of your Partnership to file periodic reports with the SEC may be suspended.

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the equity method of accounting. There will be no effect on the accounting treatment of your Partnership as a result of the offer.

SECTION 8.  INFORMATION CONCERNING US AND CERTAIN OF OUR AFFILIATES.

     General. We are SP Millennium L.L.C., a Washington limited liability company organized in 1999 for the primary purpose of making tender offers for limited partnership interests, such as this offer. SP Millennium L.L.C. is owned 90% by SP Special L.L.C., a Washington limited liability company that also serves as the managing member of SP Millennium, and 10% by John A. Taylor, a Washington state resident. SP Special L.L.C. is wholly owned by SP Real Estate L.L.C., a wholly owned subsidiary of SP Investments II L.L.C. SP Real Estate L.L.C. and SP Investments II L.L.C are both Washington limited liability companies. SP Investments II L.L.C. is owned 80% by Paul H. Pfleger and 20% by John M. Orehek, both residents of the state of Washington. SP Millennium L.L.C.'s business involves purchasing limited partnership interests, making offers for limited partnership interests in limited partnerships (including this offer), and purchasing real estate oriented debts. As of December 31, 2003, we:

          . held an equity interest in 38 private limited partnerships that own, directly or indirectly, equity interests in 47 apartment properties and two Note Receivables secured by or related to apartment properties;

          . held an equity interest in four public partnerships that have equity interests as a limited partner in 27 limited partnerships that own or have equity interests in 28 apartment properties and one Note Receivable; and

          .    held a Note Receivable related to an apartment property.

     Our principal executive offices are located at 1201 Third Avenue, Suite 5400, Seattle, Washington 98101, and our telephone number is (206) 622-9900.

     SP Special L.L.C., SP Real Estate L.L.C. and SP Investments II, L.L.C. are all engaged in the business of holding and investing in multi-family residential real estate. The names, positions and business addresses of the managers, directors and executive officers of SP Millennium L.L.C., SP Investments II L.L.C. (which is the majority owner, indirectly, of SP Millennium L.L.C.) and your general partner (which is our affiliate), as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated herein by reference.

     Beneficial Ownership of Interests in Your Partnership. Together with our affiliates, we currently own, in the aggregate, 2,272, or approximately 19.9%, of your Partnership's limited partnership units. Your general partner, which is our affiliate, owns 115 units in the Partnership as a general partner. Except as set forth herein, neither we, nor, to the best of our knowledge, any of our affiliates, (i) beneficially own or have a right to acquire any units, or (ii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies.

     Compensation Paid to the General Partner and Its Affiliates. Under the terms of the Partnership Agreement, the Partnership is required to pay your general partner an annual management fee equal to one-quarter of one percent of invested assets, or $182,919 for 2002 and $177,066 for 2003. The fee for 2003 was reduced from the fee for 2002 because of the sale of the property owned by 51st and King Drive Partnership in December 2002. The fee will not be more than fifty percent of the Partnership's annual net cash flow as defined, subject to an annual minimum of $57,020. Your Partnership recorded annual management fee expenses payable to your general partner of $182,919 during 2002, and the minimum of $57,020 for 2001. Your Partnership recorded management fee expense of $137,187 for the nine-month period ending September 30, 2003. Your Partnership's accountant has informed us that the maximum annual management fee of $177,066 will be earned and recorded as an expense of the Partnership in 2003. In December 2002, 51st and King Drive Partnership paid an affiliate of your general partner a commission of $55,500 for real estate brokerage services in connection with the sale of the property owned by 51st and King Drive Partnership.

     Except as described in "Section 10. Background and Pricing of the Offer", "Section 11. Conflicts of Interests and Transactions with Affiliates," "Section
15. Source of Funds" and the following paragraph, neither we nor, to the best of our knowledge, any of the persons listed on Annex I attached hereto, (i) beneficially own or have a right to acquire any units, (ii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies; or
(iii) have purchased any units during the 60 days preceding the date of this offer to purchase. Neither our affiliates nor we intend to tender any units beneficially owned in this offer.

     We have acquired units in your Partnership in secondary market transactions in the past. During the past 60 days we have purchased 45 units in your Partnership, from limited partners who have contacted us individually, at the purchase prices of $500 or $510 per unit.

     We have arranged for a credit facility with an affiliated party, Madrona Ridge L.L.C., a Washington limited liability company that is wholly owned by John M. Orehek, a minority owner in SP Investments II L.L.C., our indirect owner. The terms of the credit facility provide us a credit line of $1,300,000 from which to draw funds, as a loan, to finance the purchase of units in the partnership. Upon completion of this offer, we will draw some or all of the funds available through the credit facility to pay the purchase price to those limited partners who sell their units to us in response to this offer. It is a condition of the credit facility that the funds advanced by Madrona Ridge L.L.C. for our purchase of units not exceed fifty percent (50%) of the estimated liquidation value of the units purchased. Under the terms of the credit facility, the borrowed funds will bear interest at twelve percent per year, and we will be obligated to pay Madrona Ridge L.L.C. monthly payments over a four-year period to fully amortize the borrowed funds and accrued interest. We intend to repay the loan out of cash that we have on hand, available through affiliates, or that we may receive as distributions on our investments. We will pledge the units that we purchase pursuant to this offer to Madrona Ridge L.L.C. as collateral for the borrowed funds.

     From time to time between March 2003 and December 2003, representatives of your general partner have discussed with another limited partner possible transactions by which either the general partner or its affiliate would acquire units from the limited partner in exchange for interests in other partnerships owned by the general partner or its affiliate. These discussions terminated in December 2003 without any agreement being reached.

     At various times within the past 24 months, we have explored the possibility of undertaking a tender offer to purchase limited partnership units or engaging in other similar transactions involving the Partnership. Other than commencing this offer, we do not have any contract, arrangement, understanding or relationship with any other person concerning any merger, consolidation, acquisition, tender offer, election of directors or sale of assets concerning the Partnership.

     Selected Financial Information of SP Millennium L.L.C. The historical financial data set forth below for SP Millennium L.L.C. for the years ended December 31, 2003 and 2002 is based on unaudited financial statements. Audited financial statements of SP Millennium are not prepared in the ordinary course of business and therefore are not available without unreasonable cost and expense.

                                SP MILLENNIUM LLC
                    BALANCE SHEET AT DECEMBER 31 (Unaudited)

                                                        2003            2002
                                                    ------------    ------------
ASSETS
  Cash and cash equivalents                              110,308          45,749
  Accounts receivable                                     48,959          48,959
  Related party receivable                                     -         126,257
  Investments in partnerships                          4,234,447       2,833,727
  Other assets                                            12,960          12,960
                                                    ------------    ------------
  Total assets                                         4,406,674       3,067,651

LIABILITIES
  Accounts payable                                        54,358          36,190
  Related party payables                                 831,544               -
  Notes payable                                        3,923,907       2,747,014
  Other liabilities                                          126               -
                                                    ------------    ------------
  Total liabilities                                    4,809,934       2,783,204

STOCKHOLDERS EQUITY
  Distributions to partners                                    -               -
  Partners' equity                                      (403,260)        284,447
                                                    ------------    ------------
  Total stockholder's equity                            (403,260)        284,447

                                                    ------------    ------------
Total liabilities and stockholder's equity             4,406,674       3,067,651
                                                    ------------    ------------

No adjustments were necessary to reconcile net income to funds from operations.

As of December 31, 2003 and 2002, SP Millennium
L.L.C. had net tangible book value calculated as follows:

Cash and cash equivalents                                110,308         45,749
Investments in partnerships                            4,234,447      2,833,727
Liabilities                                           (4,809,934)    (2,783,204)
                                                    ------------    -----------
Tangible book value                                     (465,179)        96,272

Number of units                                              100            100

Tangible book value per unit                              (4,652)           963

                                SP MILLENNIUM LLC
                                INCOME STATEMENT
        (for the 12 months ended December 31, 2003 and 2002) (unaudited)

                                                        2003           2002
                                                    ------------    -----------
 REVENUES
   Project distributions                                  76,648      1,166,694

 EXPENSES
   Costs of deals closed                                       -       (238,917)
   Office operations                                    (257,844)      (267,102)
   Interest expense                                     (377,281)        (1,426)
   Other expenses                                        (47,251)      (204,224)
                                                    ------------    -----------
 Total expenses                                         (682,376)      (711,669)

                                                    ------------    -----------
 Income/(Loss) before taxes                             (605,728)       455,025

 Income taxes                                                  -              -
                                                    ------------    -----------
 Net income/(loss)                                      (605,728)       455,025
                                                    ------------    -----------

     SP Millennium L.L.C. has sufficient cash on hand and available through a credit facility to purchase all of the limited partnership units that we are seeking in this offer. See "Section 15. Source of Funds."

     Ratio of Earnings to Fixed Charges of SP Millennium L.L.C. As of December 31, 2003, SP Millennium had neither earnings nor fixed charges.

SECTION 9.  CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP.

     General. Urban Improvement Fund Limited - 1974 was organized in January 1974 under the laws of the State of California. Its initial primary business was to invest, though the local property partnerships, in federally and state-assisted low and moderate income housing projects. Your Partnership was formed with the purposes: (a) to acquire real or personal property (including debt and equity interests in any partnership or joint venture which is a limited distribution entity as defined by Federal Housing Administration Rules and Regulations) for the purpose of (i) acquiring, financing, constructing, improving, managing and/or operating government-assisted or other housing projects, or (ii) any other purpose authorized by the Partnership Agreement, and
(b) to hold, own, maintain, manage, improve, develop, operate, sell, transfer, convey, lease, mortgage, exchange or otherwise dispose of or deal in or with such property.

     In February 2000 and December 2000, respectively, Monatiquot Village Associates and Notre Dame Apartments, two of the local property partnerships in which your Partnership holds an equity interest as a limited partner, each sold the federally assisted low-income housing project that it owned as part of an IRC Section 1031 tax-deferred exchange. That IRS code section permits, under certain rules, property to be sold and other similar property to be purchased within a specified period of time after the sale and, in so doing, the owner of the sold property can defer the federal income taxes on the sale. Following the sale of its property, Monatiquot Village Associates created and became the sole member of SP Village Green L.L.C., a Washington limited liability company, and acquired the replacement property listed below. Notre Dame Apartments, following the sale of its property, created and became the sole member of SP Trail Walk LLC, a Washington limited liability company, and acquired the replacement property listed below. Both of the replacement properties acquired by these two local property partnerships are conventionally financed housing projects.

     In December 2002, 51st and King Drive Partnership sold its federally assisted low-income housing project. 51st and King Drive Partnership did not reinvest the sales proceeds in a IRC Section 1031 tax-deferred exchange replacement property, and was liquidated in 2003. Your general partner distributed the net sales proceeds of approximately $1,072,000, or approximately $93 per unit, to you and the other partners in the partnership in two separate distributions in 2003.

     Weyerbacher Terrace has experienced financial difficulties, and is at risk of loss through foreclosure. The general partner of Weyerbacher Terrace Associates has attempted to sell its ownership interest to a non-profit organization.

     Your Partnership's assets currently consist of cash and equity interests as a limited partner or member in the following local property partnerships:

                                                                                   P&L        RESIDUAL
                                       PROPERTIES OWNED AND        NUMBER OF    OWNERSHIP    OWNERSHIP
LOCAL PROPERTY PARTNERSHIP             LOCATION                    APT. UNITS    INTEREST     INTEREST
--------------------------             --------------------        ----------   ---------    ---------
1.  Capitol Hill Associates            Capitol Hill Apartments        121          95%           95%
                                       Denver, Colorado
2.  Community Apartments, Ltd.         Community Apartments           147          99%           73%
                                       Cleveland, Ohio
3.  Met-Paca II Associates             Met-Paca II                    192          95%           95%
                                       New York, New York
4.  SP Village Green L.L.C.            Village Green Apartments       460          95%           50%
     (wholly owned by Monatiquot       Santa Maria, California
     Village Associates)
5.  SP Trail Walk LLC                  Trail Walk Apartments          180          98%           98%
     (wholly owned by Notre Dame       Kenmore, Washington
     Apartments)
6.  Norway Housing Associates          Norway Housing                 136          95%           50%
                                       Boston, Massachusetts
7.  Southern Boulevard Partners II     Southern Boulevard II          175          95%           95%
                                       Bronx, New York
8.  Weyerbacher Terrace Associates     Weyerbacher Terrace            296          95%           95%
                                       Indianapolis, Indiana

     For additional information about your Partnership, please refer to the most recent annual report prepared by your Partnership, particularly Item 2 of Form 10-K that contains detailed information regarding the properties owned by the local property partnerships in which you Partnership owns an equity interest as a limited partner.

     Investment Objectives and Policies; Sale or Financing of Investments. Your Partnership is a limited partner in eight local property partnerships, which each own, directly or indirectly, apartment properties. In five of those eight local property partnerships, neither your general partner nor we are affiliated with the general partners of those local property partnerships, and so are not involved with the management and long-term planning for those local property partnerships or their properties. Other than disclosed herein, neither your general partner nor we know of any plans of the unaffiliated general partners in the five local property partnerships to refinance, sell or otherwise dispose of their properties.

     The general partner of the remaining three local property partnerships that own apartment properties is our affiliate and an affiliate of your general partner. For these local property partnerships, your general partner regularly evaluates their properties by considering various factors, such as the local property partnership's financial position and real estate and capital markets conditions. The general partner monitors these properties' specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. The general partner oversees each asset's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for each property (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the general partner to sell, refinance, upgrade with capital improvements or hold a particular property. Your general partner is not currently seeking a sale of the properties owned by the local property partnerships. With respect to the properties acquired by Monatiquot Village Associates and Notre Dame

Apartments, your general partner expects the properties' operating performance to improve over past performance, due to the properties' locations and the expected rental demand in those areas. The general partner does not believe that a sale of these two properties at the present time would adequately reflect the properties' future prospects.

     Another significant factor considered by your general partner in the possible sale of a property owned by any of the local property partnerships is the likely tax consequences of a sale for cash. Such a transaction would likely result in tax liabilities for many limited partners unless the sale is structured as an IRC Section 1031 tax-deferred exchange. The general partner has not received any recent indication of interest or offer to purchase any of the properties.

     Term of Your Partnership. Under the Partnership Agreement, the term of the Partnership will continue until December 31, 2015, unless extended or sooner terminated as provided in the agreement or by law, but shall not be extended beyond February 21, 2021. Limited partners could, as an alternative to tendering their units, take a variety of possible actions, including voting to liquidate the Partnership or amending the Partnership Agreement to authorize limited partners to cause the Partnership to merge with another entity or engage in a "roll-up" or similar transaction.

     Competition. Competition for apartments is local. There may be other residential properties within the market area of the properties owned by the local property partnerships in which your Partnership has an equity interest as a limited partner. The number and quality of competitive properties in such an area could have a material effect on the rental market for the apartments at such properties and the rents that may be charged for such apartments.

     Financial Data. The selected financial information of your Partnership set forth below for the years ended December 31, 2002 and 2001 is based on audited financial statements. The selected financial information set forth below for the nine months ended September 30, 2003 and 2002 is based on unaudited financial statements. This information should be read in conjunction with such financial statements, including notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" in the Annual Report on Form 10-K of your Partnership for the year ended December 31, 2002 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, each of which is hereby incorporated by reference. These reports may be inspected at, and copies obtained from, the same places and in the same manner set forth under "Additional Information Concerning Your Partnership" below. Complete operating data for the fourth quarter of 2003 or the twelve months ending December 31, 2003 is not yet available.

                               BALANCE SHEET DATA

                                                            NINE MONTHS ENDED SEPT 30,        YEAR ENDED DEC 31,
                                                           ---------------------------     --------------------------
(End of period)                                               2003            2002            2002            2001
                                                           ----------       ----------     ----------       ---------
BALANCE SHEET INFORMATION:
   Total Assets                                            11,130,304       11,248,836     11,896,088       9,869,746
   Total Liabilities                                            2,096           13,276          2,096          27,276
   Partners' Capital                                       11,128,208       11,235,560     11,893,992       9,842,470

General Partner - 115 partnership units
 authorized, issued and outstanding                           109,494          112,355        118,940          98,425
Limited Partners - 11,394 partnership units
 authorized, issued and outstanding                        11,018,714       11,123,205     11,775,052       9,744,045

OTHER INFORMATION:
Total owned or controlled properties (end of period)                8                9              8               9

Total owned or controlled apt units (end of period)             1,707            1,803          1,707           1,803

Units under management (end of period)                              0                0              0               0

Net Income (Loss) per LP unit                                      23              122            178             (20)

Cash flows (used) provided by operating activities           (233,588)         (75,172)      (238,533)       (131,120)

Cash flows (used) provided by investing activities            625,590        1,283,059      2,203,583         297,911

Cash flows (used) provided by financing activities         (1,031,574)               -              -               -

Weighted average number of Common LP Units Outstanding         11,394           11,394         11,394          11,394

                                 OPERATING DATA

                                                            NINE MONTHS ENDED SEPT 30,        YEAR ENDED DEC 31,
                                                           ---------------------------     --------------------------
                                                               2003           2002            2002           2001
                                                           ----------       ----------     ----------       ---------
Interest Income                                                 8,258            5,482          4,171             501
Cost and expenses:
   Professional fees                                           16,500           17,517         21,093          22,050
   Management fee                                             137,187           42,765        182,919          57,020
   Amortization                                                 3,387            2,135          4,517           6,529
   Other                                                       15,090            6,372          4,191          16,965
                                                           ----------------------------------------------------------
Loss before equity in income of Local Limited
 Partnerships                                                (163,906)         (63,307)      (208,549)       (102,063)
Equity in income of Local Limited Partnerships                429,696        1,456,397      2,260,071        (126,239)
                                                           ----------------------------------------------------------
Net Income (Loss)                                             265,790        1,393,090      2,051,522        (228,302)

Net Income (Loss) Allocated for:
   General Partners                                             2,658           13,930         20,515          (2,283)
   Limited Partners                                           263,132        1,379,160      2,031,007        (226,019)

     Distributions. Your Partnership made no cash distributions to partners in 2002 or 2001. During 2003, your Partnership made cash distributions to partners of approximately $1,516,700, or approximately $132 per unit. The distributions for the year 2003 represented the net proceeds to your Partnership from the sale of the property owned by 51st and King Drive Partnership, and the 2002 distributable surplus cash from Monatiquot Village Associates.

     Legal Proceedings. Your Partnership is not currently involved in any legal proceedings.

     Additional Information Concerning Your Partnership. Your Partnership files annual, quarterly and special reports, proxy statements and other information with the SEC. You can find these documents, and any SEC filings your Partnership makes, over the Internet at the SEC's website at www.sec.gov. You may read and copy any document your Partnership files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

SECTION 10. BACKGROUND AND PRICING OF THE OFFER.

     General. We are in the business of acquiring direct and indirect interests in apartment properties such as the properties owned by the local property partnerships and in which your Partnership has indirect ownership. Our purpose in making the offer is to profitably increase our ownership interest in your Partnership's properties while providing you and other investors with an opportunity to liquidate your current investment.

     Since 1969 our affiliated companies have sponsored and/or developed over 365 property investments and raised equity funds from over 7,000 investors. Many of those investors made their initial investments over 20 years ago. Your general partner has informed us it has received an increasing number of calls in recent years from the investors in our sponsored property investment programs seeking a way to liquidate their investments. We established our company SP Millennium L.L.C. to provide a purchaser entity to facilitate the desire of our investors to liquidate their investments, while at the same time to provide our affiliated companies and us with a larger asset and capital base, and increased diversification.

     Determination of Offer Price. In establishing the offer price, we reviewed certain publicly available information and certain information made available to us by the general partner, which is our affiliate, and our other affiliates, including among other things: (i) the Partnership Agreement, as amended to date; (ii) the Partnership's Annual Report on Form 10-K for the year ended December 31, 2002; (iii) the Partnership's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003; and (iv) the operating budgets prepared by the property manager with respect to some of the properties owned by the local property partnerships for the year ending December 31, 2004. Our determination of the offer price was based in part on our review and analysis of the foregoing information, the other financial information and the analyses concerning the Partnership summarized below. We also considered our investment objectives and internal parameters, such as our cost of operation and capital, and the projected length of time of the investment. We then applied a discount that we believe would result in a reasonable rate of return on our investment in the purchase of units, giving due consideration to alternative investment opportunities.

     Valuation of Units. The assets of your Partnership consist of ownership interests as a limited partner in the local property partnerships, and cash reserves held for the payment of limited partner expenses, taxes and possible reinvestment. We determined our offer price through an analysis that began by estimating the value of each property or asset owned by the local property partnerships, then calculating the estimated net proceeds that would be available to your Partnership from a hypothetical sale of the properties at the estimated values and based on various assumptions, and finally adding the net amount of the other cash assets and liabilities of your Partnership.

     To estimate the value of the properties owned by the local property partnerships, we have used the income capitalization method. The income capitalization approach of valuing rental property is one of three standard methods to estimate market value of rental property, and involves applying a capitalization rate to a property's annual net operating income. The other two methods are the cost approach and the sales comparison approach. The cost approach values land by comparison with other sites in the area that have recently sold. The cost to reproduce or replace the improvements, less any loss of value due to physical deterioration, functional or external obsolescence is then estimated and added to the land value, indicating a total value estimate for the property. The sales comparison approach values the improved property by comparison with other properties of similar design, utility and use that have recently sold. The sales are analyzed based on units of comparison, such as purchase price per square foot, income per square foot, or gross income multipliers. Because the financial information on the properties, on which the income capitalization approach is based, is more readily available than the information required to use the other two approaches to estimate value, we have relied most heavily on the income capitalization approach in our analysis.

     Under the income capitalization approach, the capitalization rate is a percentage (rate of return) commonly applied by purchasers of residential real estate to property income to determine the present value of income property. The lower the capitalization rate utilized, the higher the value produced, and the higher the capitalization rate utilized, the lower the value produced. The use of the income capitalization approach to the valuation of income properties is a reasonably reliable measure of value for conventional multi-family apartment projects. It is perhaps not as reliable for government subsidized apartment projects, such as the properties owned by six of the local property partnerships, because the rents, and corresponding revenue, are controlled by HUD and/or the state housing agencies, and certain expenses are required by HUD or the state agencies that possibly would not be required in a conventional project. The regulation of rents by HUD and/or the state housing agencies that is intended to promote low and moderate income housing, also may restrict the growth of net operating income. The use of the income capitalization approach on the net operating income of such regulated properties may produce property values that are significantly lower than values that may be produced using other appraisal methods, such as the cost approach or sales comparison approach. However, absent specific purchase transactions or offers from independent third party buyers, sales comparison data on comparable properties, recent appraisals of the properties, or indications that HUD or state agency controlled rent is materially abnormal, we believe the income capitalization approach remains a reasonable methodology to use in valuation of the properties owned by the local property partnerships.

     The general partner has informed us of a recent sale of a government subsidized apartment property in New York City at a per-apartment-unit price that is higher than the values we have estimated for the Met Paca II and Southern Boulevard II properties located in New York City. We have not investigated the various aspects of that sale and property (e.g. neighborhood conditions, government restrictions, condition of property, etc.) to determine to what extent the property may be comparable to the Met Paca II and Southern Boulevard II properties. Absent such additional information, we believe the income capitalization approach remains a reasonable methodology to use in valuation of the Met Paca II and Southern Boulevard II properties.

     Six of the local property partnerships own government-subsidized low or moderate-income apartment properties. Because these properties are all government regulated to some degree and located in marginal economic areas, or areas in current transition, we have used a 10% capitalization rate in our estimate of the values of these six properties. For the two conventionally financed properties owned by Monatiquot Village Associates and Notre Dame Apartments, we have used capitalization rates that we determined through an analysis of several factors, including the average apartment price in recent sales of comparable properties in the area, the relationship of capitalization rates to 10 year Treasury Bills, the capitalization rates of recent property sales transactions on both the national level and in the areas where the properties are located, as reported by an independent industry source, and the capitalization rates that were used at the time of the purchase of the properties. In our estimate of the valuations of the properties owned by Monatiquot Village Associates and Notre Dame Apartments, we have used the capitalization rates of 6.75% and 7.00%, respectively. The evaluation of a property's location and condition, and the determination of an appropriate capitalization rate for a property, are subjective in nature, and others evaluating the same property might use a different capitalization rate and derive a different property value, which may be higher or lower than the value that we determine

     Under the income capitalization approach, the capitalization rate is applied to the property's "net operating income." Property net operating income is the difference between the revenues from the property and related expenses, excluding income derived from sources other than its regular activities and before income deductions. Income deductions include interest, income taxes, prior-year adjustments, write-off of intangibles, adjustments arising from major changes in accounting methods and other material and nonrecurring items. In this respect, property net operating income differs from net income disclosed in the partnership's financial statements, which does not exclude these income sources and deductions.

     In our estimate of the valuation of the six properties that are government-subsidized low or moderate-income apartment properties, we have used financial information on the operation of the properties from the audited financial statements for the year ending December 31, 2002. We have used financial information for the year ending December 31, 2002 because that is the most recent audited financial information available to us. Financial information is not yet available on the operation of these properties for the full year 2003. However, because these properties are government regulated with respect to revenue and operations, we do not believe that the operation of the properties for the year 2003 will be materially different that the operation of the properties for the year 2002, and would not therefore make a material difference in our current estimate of the values of these properties. In our estimate of the valuation of the two conventionally financed properties owned by Monatiquot Village Associates and Notre Dame Apartments, your general partner has provided us with preliminary financial information on the operation of those two properties for the calendar year 2003. Without government subsidies to stabilize rental operations, conventional properties may be more subject to the year-to-year variances in their local housing markets. For this reason, we have chosen to use the preliminary financial information for the calendar year 2003 in our estimated valuations of these two properties. Even though the financial information is preliminary and unaudited, we believe it will allow a more accurate estimate of the current values of the two conventional properties than if we used the financial information on the operation of the two properties for the calendar year 2002.

     In the tables that follow, we have reconciled the local property partnerships' properties' revenues and expenses for the year ending December 31, 2002, for the six government subsidized properties, and the preliminary revenues and expenses for the year ending December 31, 2003, for the two conventionally financed properties, to their net operating income for the same periods. In the following reconciliation tables, we made certain assumptions as to the adjustments to be made. We also revised the "Reserves" expense for the two conventionally financed properties to reflect a capital expense charge of $350 per apartment unit per year. Others evaluating the same properties might use different assumptions and derive different net operating incomes, which would then yield property values that may be higher or lower than the values that we determine:

      CAPITOL HILL ASSOCIATES                                Dec 31, 2002
      -----------------------                                ------------
         REVENUE
             Gross Potential Rent                                 875,973
             Vacancy                                              (24,400)
             Other Revenue                                          9,637
                                                             ------------
             Effective Gross Income                               861,210
         EXPENSES
             Administrative & Operating Expenses                 (551,671)
             Tax & Insurance                                      (80,177)
             Reserves                                             (30,650)
                                                             ------------
             Total Operating Expenses                            (662,498)

                                                             ------------
         Net Operating Income (NOI)                          $    198,712
                                                             ------------


      COMMUNITY APARTMENTS                                   Dec 31, 2002
      --------------------                                   ------------
         REVENUE
             Gross Potential Rent                                 950,538
             Vacancy                                              (14,639)
             Other Revenue                                          9,179
                                                             ------------
             Effective Gross Income                               945,078
         EXPENSES
             Administrative & Operating Expenses                 (678,767)
             Tax & Insurance                                      (95,841)
             Reserves                                             (18,831)
                                                             ------------
             Total Operating Expenses                            (793,439)

                                                             ------------
         Net Operating Income (NOI)                          $    151,639
                                                             ------------


      MET PACA II                                            Dec 31, 2002
      -----------                                            ------------
         REVENUE
             Gross Potential Rent                               1,894,264
             Vacancy                                              (57,958)
             Other Revenue                                         53,721
                                                             ------------
             Effective Gross Income                             1,890,027
         EXPENSES
             Administrative & Operating Expenses               (1,285,346)
             Tax & Insurance                                     (340,212)
             Reserves                                             (49,737)
                                                             ------------
             Total Operating Expenses                          (1,675,295)

                                                             ------------
         Net Operating Income (NOI)                          $    214,732
                                                             ------------

      NORWAY HOUSING                                         Dec 31, 2002
      --------------                                         ------------
         REVENUE
             Gross Potential Rent                               1,944,423
             Vacancy                                              (47,863)
             Other Revenue                                         37,253
                                                             ------------
             Effective Gross Income                             1,933,813
         EXPENSES
             Administrative & Operating Expenses                 (942,855)
             Tax & Insurance                                     (181,278)
             Reserves                                            (189,080)
                                                             ------------
             Total Operating Expenses                          (1,313,213)

                                                             ------------
         Net Operating Income (NOI)                          $    620,600
                                                             ------------


      SOUTHERN BLVD II                                       Dec 31, 2002
      ----------------                                       ------------
         REVENUE
             Gross Potential Rent                               1,840,902
             Vacancy                                              (37,771)
             Other Revenue                                         46,598
                                                             ------------
             Effective Gross Income                             1,849,729
         EXPENSES
             Administrative & Operating Expenses               (1,203,902)
             Tax & Insurance                                     (351,161)
             Reserves                                             (70,000)
                                                             ------------
             Total Operating Expenses                          (1,625,063)

                                                             ------------
         Net Operating Income (NOI)                          $    224,666
                                                             ------------


      WEYERBACHER TERRACE (BOULEVARD TERRACE)                Dec 31, 2002
      ---------------------------------------                ------------
         REVENUE
             Gross Potential Rent                               1,613,481
             Vacancy                                             (173,164)
             Other Revenue                                         87,320
                                                             ------------
             Effective Gross Income                             1,527,637
         EXPENSES
             Administrative & Operating Expenses               (1,072,694)
             Tax & Insurance                                     (320,897)
             Reserves                                             (72,270)
                                                             ------------
             Total Operating Expenses                          (1,465,861)

                                                             ------------
         Net Operating Income (NOI)                          $     61,776
                                                             ------------

      TRAIL WALK (FORMERLY NOTRE DAME APARTMENTS)            Dec 31, 2003
      -------------------------------------------            ------------
         REVENUE
             Gross Potential Rent                               2,099,054
             Vacancy                                             (183,398)
             Other Revenue                                        141,156
                                                             ------------
             Effective Gross Income                             2,056,812
         EXPENSES
             Administrative & Operating Expenses                 (645,370)
             Tax & Insurance                                     (258,651)
             Reserves ($350 /Unit)                                (63,000)
                                                             ------------
             Total Operating Expenses                            (967,021)

                                                             ------------
         Net Operating Income (NOI)                          $  1,089,791
                                                             ------------


      VILLAGE GREEN (FORMERLY MONATIQUOT VILLAGE)            Dec 31, 2003
      -------------------------------------------            ------------
         REVENUE
             Gross Potential Rent                               4,445,700
             Vacancy                                             (136,942)
             Other Revenue                                        156,095
                                                             ------------
             Effective Gross Income                             4,464,853
         EXPENSES
             Administrative & Operating Expenses               (1,206,579)
             Tax & Insurance                                     (318,520)
             Reserves ($350 /Unit)                               (161,000)
                                                             ------------
             Total Operating Expenses                          (1,686,099)

                                                             ------------
         Net Operating Income (NOI)                          $  2,778,754
                                                             ------------

     Although the income capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of a property. Further, in applying the income capitalization method, others may make different assumptions and obtain different results. The proceeds that you would receive if you sold your units to someone else or if your Partnership were actually liquidated might be higher or lower than our offer price.

     We estimated the liquidation value of units in the Partnership as follows:

          . First, we estimated the value of the properties owned by the local property partnerships. We used the income capitalization method to value the properties, as described above, and selected the capitalization rates based on our experience in valuing similar properties, and on the rates applicable in the areas where the two conventionally financed properties are located. We believe that arms-length purchasers would base their purchase offers on capitalization rates similar to those used by us, however there is no single correct capitalization rate and others might use different rates. We also believe a prospective purchaser of any of these properties would negotiate a reduction in price to address any deferred maintenance items at the property. We used net operating income for each of these properties for the years ended December 31, 2002 or 2003, as we described above, and then divided such amount by the assumed property's capitalization rate to derive an estimated gross property value of each property.

          We have estimated the values of the properties as follows:

                                                                                   EST. GROSS
URBAN FUND 74:                                    YR        NOI      CAP RATE    PROPERTY VALUE
--------------                                 ------------------------------------------------
  Capitol Hill Apartments                        2002      198,712     10.00%         1,987,120
  Community Apartments                           2002      151,639     10.00%         1,516,390
  Met-Paca II                                    2002      214,732     10.00%         2,147,320
  Norway Housing                                 2002      620,600     10.00%         6,206,000
  Southern Boulevard II                          2002      224,666     10.00%         2,246,660
  Weyerbacher Terrace                            2002       61,776     10.00%           617,760
  Trail Walk Apartments
   (replacement for Notre Dame Apts)             2003    1,089,791      7.00%        15,568,448
  Village Green Apartments
   (replacement for Monatiquot Village Apts)     2003    2,778,754      6.75%        41,166,726

          . Second, we calculated the amount of proceeds available for distribution to your Partnership from the hypothetical sale of the properties owned by the local property partnerships at purchase prices equal to the property values determined above. In estimating the net proceeds available for distribution to your Partnership from the local property partnerships, we adjusted the gross real estate property values to reflect other assets and liabilities of the local property partnerships. Specifically, we deducted mortgage and other debt balances as of December 31, 2002 or 2003, as applicable, and added the amounts as of December 31, 2002 or 2003, as applicable, of surplus cash and reserves for replacement, residual receipt and general reserve deposits. We then deducted 7% of the gross real estate property valuations to pay for the probable costs of brokerage commissions, real estate transfer taxes, legal and accounting fees, and other disposition expenses. The resulting amounts represent our estimate of the net liquidation proceeds that could be realized by the local property partnerships on the sale of their properties. We then looked at the terms of the partnership agreements for the local property partnerships to determine the amount of the estimated net liquidation proceeds of each local property partnership that would be distributable to your Partnership.

          Based on the above, we estimated the amounts of net liquidation proceeds from the hypothetical sale of the properties owned by the local property partnerships that would be available for distribution to your Partnership as follows:

  CAPITOL HILL ASSOCIATES
     Estimated Property Value                                    $   1,987,120
         Mortgage                                                   (1,553,413)
         Other Assets + Liabilities                                    491,053
         Closing Costs, Commissions, Charges             -7.00%       (139,098)
                                                                 -------------
                                                                       785,662

         Priority Note                                 346,087        (346,087)
                                                                 -------------
         Distributable Sale Proceeds                                   439,575

         LP - Return of Capital (required)             181,980        (181,980)
                                                                 -------------
         Residual Proceeds                                             257,595

     ESTIMATED DISTRIBUTION TO UF '74
         Return of Capital                              100.00%        181,980
         Residual                                        95.00%        244,715
                                                                 -------------
         Total Distribution                                      $     426,695

  COMMUNITY APARTMENTS
     Estimated Property Value                                    $   1,516,390
         Mortgage                                                   (1,096,073)
         Other Assets + Liabilities                                    173,162
         Closing Costs, Commissions, Charges             -7.00%       (106,147)
                                                                 -------------
                                                                       487,332

         Priority Note                                 134,467        (134,467)
                                                                 -------------
         Distributable Sale Proceeds                                   352,865

         LP - Return of Capital (required)             287,244        (287,244)
                                                                 -------------
         Residual Proceeds                                              65,621

     ESTIMATED DISTRIBUTION TO UF '74
         Return of Capital                              100.00%        287,244
         Residual                                        73.00%         47,903
                                                                 -------------
         Total Distribution                                      $     335,147


  MET PACA II
     Estimated Property Value                                    $   2,147,320
         Mortgage                                                   (4,376,333)
         Other Assets + Liabilities                                    424,045
         Closing Costs, Commissions, Charges             -7.00%            n/a
                                                                 -------------
                                                                    (1,804,968)

         Priority Note                                       -               -
                                                                 -------------
         Distributable Sale Proceeds                                (1,804,968)

         LP - Return of Capital (required)           1,219,550               -
         NY State Withholding Tax (% of Proceeds)         7.70%              -
                                                                 -------------
         Residual Proceeds                                          (1,804,968)

     ESTIMATED DISTRIBUTION TO UF '74
         Return of Capital                              100.00%              -
         Residual                                        95.00%              -
                                                                 -------------
         Total Distribution                                      $           -

  NORWAY HOUSING
     Estimated Property Value                                    $   6,206,000
         Mortgage                                                   (1,995,945)
         Other Assets + Liabilities                                  4,008,765
         Closing Costs, Commissions, Charges             -7.00%       (434,420)
                                                                 -------------
                                                                     7,784,400

         Priority Note                               5,646,174      (5,646,174)
                                                                 -------------
         Distributable Sale Proceeds                                 2,138,226

         LP - Return of Capital (required)                   -               -
                                                                 -------------
         Residual Proceeds                                           2,138,226

     ESTIMATED DISTRIBUTION TO UF '74
         Return of Capital                              100.00%              -
         Residual                                        50.00%      1,069,113
                                                                 -------------
         Total Distribution                                      $   1,069,113

  SOUTHERN BLVD II
     Estimated Property Value                                    $   2,246,660
         Mortgage                                                   (2,912,057)
         Other Assets + Liabilities                                    319,788
         Closing Costs, Commissions, Charges             -7.00%            n/a
                                                                 -------------
                                                                      (345,609)

         Priority Note                                       -               -
                                                                 -------------
         Distributable Sale Proceeds                                  (345,609)

         LP - Return of Capital (required)             653,515               -
         NY State Withholding Tax (% of Proceeds)         7.70%              -
                                                                 -------------
         Residual Proceeds                                            (345,609)

     ESTIMATED DISTRIBUTION TO UF '74
         Return of Capital                              100.00%              -
         Residual                                        95.00%              -
                                                                 -------------
         Total Distribution                                      $           -

  WEYERBACHER TERRACE (BOULEVARD TERRACE)
     Estimated Property Value                                    $     617,760
         Mortgage                                                   (3,447,414)
         Other Assets + Liabilities                                   (183,285)
         Closing Costs, Commissions, Charges             -7.00%            n/a
                                                                 -------------
                                                                    (3,012,939)

         Priority Note                                       -               -
                                                                 -------------
         Distributable Sale Proceeds                                (3,012,939)

         LP - Return of Capital (required)             703,079               -
                                                                 -------------
         Residual Proceeds                                          (3,012,939)

     ESTIMATED DISTRIBUTION TO UF '74
         Return of Capital                              100.00%              -
         Residual                                        95.00%              -
                                                                 -------------
         Total Distribution                                      $           -


  TRAIL WALK (FORMERLY NOTRE DAME APARTMENTS)
     Estimated Property Value                                    $  15,568,448
         Mortgage                                                  (13,369,936)
         Other Assets + Liabilities                                    473,792
         Closing Costs, Commissions, Charges             -7.00%     (1,089,791)
                                                                 -------------
                                                                     1,582,513

         Priority Note                                   1,652          (1,652)
                                                                 -------------
         Distributable Sale Proceeds                                 1,580,861

         LP - Return of Capital (required)           5,645,408      (1,580,861)
                                                                 -------------
         Residual Proceeds                                                   -

     ESTIMATED DISTRIBUTION TO UF '74
         Return of Capital                              100.00%      1,580,861
         Residual                                        98.00%              -
                                                                 -------------
         Total Distribution                                      $   1,580,861

  VILLAGE GREEN (FORMERLY MONATIQUOT VILLAGE)
     Estimated Property Value                                    $  41,166,726
         Mortgage                                                  (18,681,156)
         Other Assets + Liabilities                                    594,371
         Closing Costs, Commissions, Charges             -7.00%     (2,881,671)
                                                                 -------------
                                                                    20,198,270

         Priority Note                                       -               -
                                                                 -------------
         Distributable Sale Proceeds                                20,198,270

         LP - Return of Capital (required)           4,087,907      (4,087,907)
         CA State Withholding Tax (% of Proceeds)         7.00%     (1,413,879)
                                                                 -------------
         Residual Proceeds                                          14,696,484

     ESTIMATED DISTRIBUTION TO UF '74
         Return of Capital                              100.00%      4,087,907
         Residual                                        50.00%      7,348,242
                                                                 -------------
         Total Distribution                                         11,436,149


                                                                   ESTIMATED
     URBAN FUND '74 - SUMMARY OF ESTIMATED PROCEEDS                 PROCEEDS
     ----------------------------------------------              -------------
         Capitol Hill Apartments                                       426,695
         Community Apartments                                          335,147
         Met-Paca II                                                         -
         Norway Housing                                              1,069,113
         Southern Boulevard II                                               -
         Weyerbacher Terrace                                                 -
         Trail Walk (formerly Notre Dame Apartments)                 1,580,861
         Village Green (formerly Monatiquot Village)                11,436,149
                                                                 -------------
     Total Estimated Proceeds to UF '74                          $  14,847,965

     . Third, we estimated the value of the equity of your Partnership by adding together the estimated distributable proceeds to your Partnership from the local property partnerships on a hypothetical sale of their properties, as set out above, adding the estimated amount of available cash to your Partnership and the value of the non-real estate assets of your Partnership, and deducting the liabilities of your Partnership, including debt and fees, if any, owed by your Partnership to its general partner, which is our affiliate. We have also deducted the estimated amount of liquidation fees that would be payable to your general partner on the full liquidation of the properties as described above. Using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a hypothetical liquidation of your Partnership, based on the terms of the Partnership Agreement. Accordingly, we assumed that 100% of the estimated liquidation proceeds are to be distributed to holders of units. This information is summarized in the following table.

                                                                 -------------
     Total Estimated Proceeds to UF '74                          $  14,847,965
       Add:
                  Net Cash (Liabilities) /1/                         1,504,860
                  Deposits /1/                                         189,709
       Less:
                  Accrued Management Fee                                     -
                  Advances                                                   -
                  Liquidation Fees                                  (1,103,047)
                                                                 -------------
     Total Estimated Proceeds Available for
      Distribution                                               $  15,439,487
                                                                 -------------
     Total Estimated Proceeds Available
      for Distribution to Limited Partners               99.00%  $  15,285,092
                                                                 =============

     Number of LP Units                                                 11,394
                                                                 -------------
     Estimated Proceeds per LP Unit                                      1,342
                                                                 -------------

     ----------
     /1/ These numbers are as of September 30, 2003, as shown in the Form 10-QSB for your Partnership filed with the SEC.

     ESTIMATED LIQUIDATION PROCEEDS

     We have allocated to the limited partners the amount of the estimated net liquidation proceeds of your Partnership based on the Partnership Agreement as if your Partnership was being liquidated at the current time.

     Liquidation value is a measure of the price at which the assets of your Partnership would sell if disposed of by your Partnership in an arms-length transaction to a willing buyer that has access to relevant information regarding the historical revenues and expenses of the business. As your Partnership's assets consist primarily of limited partnership interests in the local property partnerships, which are difficult assets to liquidate, we believe a more attainable measure of the liquidation value of the units is an analysis of the net distributable proceeds that would flow to your Partnership from the local property partnerships following a hypothetical sale of their properties and liquidation of their assets. Your general partner, who is our affiliate, estimated the liquidation value of the units using the same income capitalization method and assumptions as we did in valuing the units for the offer price. We did not consider the cost approach or the sales comparison approach in estimating the values of the properties. The liquidation analysis assumes that the properties owned by the local property partnerships are sold to independent third parties at their estimated current property values, that other balance sheet assets (excluding amortizing assets) and liabilities of your Partnership are sold at their book value, and that the net proceeds of liquidation are allocated to your partners in accordance with the Partnership Agreement.

     The liquidation analysis is hypothetical only, for the purposes of providing an alternative analysis for your use in comparison with our offer price, and is not a realistic alternative. The liquidation analysis assumes that the properties owned by the local property partnerships are sold at the same time. Five of the local property partnerships which own apartment properties are managed by independent third party general partners, and, along with Capitol Hill Associates, are further restricted in their ability to sell or refinance their properties by the terms of their respective government financing and rental subsidy programs. However, for simplification purposes, the sales of the properties are assumed to occur concurrently. The liquidation analysis assumes that the properties are disposed of in an orderly manner and are not sold in forced or distressed sales in which the properties might be sold at substantial discounts to their actual fair market value.

     COMPARISON OF PURCHASE OFFER CONSIDERATION TO ALTERNATIVE CONSIDERATION.

     To assist holders of units in evaluating the purchase offer, we have attempted to compare the offer price against: (i) prices at which the units have sold in the secondary market; (ii) our estimate of the value of the units on a liquidation basis; and (iii) other tender offers for purchase of units in your Partnership that have been made in the past 12 months. Since the value of alternatives to the offer is dependent upon varying market conditions, no assurance can be given that the values presented here reflect the total range of possible values.

     The results of these comparative analyses are summarized in the chart below. You should bear in mind that one of the alternative values is based on certain assumptions that we have made. These assumptions relate to, among other things, the operating results, if any, since December 31, 2002 as to income and expenses of some of the properties, other projected amounts and the capitalization rates that may be used by prospective buyers if the properties owned by the local property partnerships were to be liquidated. The assumptions used have been determined by us in good faith, and, where appropriate, are based upon current and historical information regarding your Partnership and current real estate markets. Actual results from a liquidation may vary from those set forth herein based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which the properties owned by the local property partnerships are sold and changes in availability of capital to finance acquisitions of apartment properties.

     You should also bear in mind that your Partnership made three cash distributions during 2003 to you and the other limited partners, in the total amount of approximately $132 per unit.

                               COMPARISON TABLE                                     PER UNIT
                               ----------------                                     --------
Cash Offer Price................................................................    $    650
Alternatives
     Highest price in most recent 12 months as reported by transfer agent.......    $    510
     Estimated liquidation proceeds.............................................    $  1,342

     Most recent cash tender offer price .......................................    $    510 /2/

----------
/2/ Offer price in January 2004 tender offer by Equity Resource Lexington Fund, an unaffiliated third party.

     PRICES ON SECONDARY MARKET

     Secondary market sales information may not be a reliable measure of value because of the limited amount of any known trades. Nonetheless, the sales are one indication of value. Except for offers made by us and unaffiliated third parties, privately negotiated sales and sales through intermediaries are the only means which may be available to a limited partner to liquidate an investment in units because the units are not listed or traded on any exchange or quoted on NASDAQ, on the Electronic Bulletin Board or in "pink sheets." Secondary sales activity for the units, including privately negotiated sales, has been limited and sporadic.

     We have acquired units in your Partnership in secondary market transactions. During the past 60 days, we have purchased 45 units in your Partnership, from limited partners who have contacted us individually, at the purchase prices of $500 or $510 per unit.

     Your general partner also contacted ISTC Corporation, which acts as the transfer agent for your Partnership, for information on the transfers of units during the past two years. We have set forth below the high and low sale prices of units for each quarter during the last two years, as reported by ISTC Corporation, which is an independent, third party source. The gross sales prices reported by ISTC Corporation do not necessarily reflect the net sales proceeds received by sellers of units, which may be reduced by commissions and other secondary market transaction costs to amounts less than the reported price. ISTC Corporation represents only one source of secondary sales information, and other services may contain prices for the units that equal or exceed the sales prices reported by ISTC Corporation. Some of the sales reported by ISTC Corporation are previous purchases by us of units in your Partnership. We paid from $210 to $510 per unit for the units purchased during the last two years. We do not know whether the other information compiled by ISTC Corporation is accurate or complete.

     Sales Prices of Partnership Units, as Reported by ISTC Corporation

                                                              HIGH        LOW
                                                              -----      -----
     2002
     First quarter............................................$ 250      $ 220
     Second quarter...........................................$ 210      $ 200
     Third quarter............................................$ 210      $ 210
     Fourth quarter...........................................$ 210      $ 210

     2003
     First quarter............................................$ 350      $ 210
     Second quarter...........................................$ 475      $ 350
     Third quarter............................................$ 350      $ 350
     Fourth quarter...........................................$ 350      $ 350

     2004
     First quarter (through March 10, 2004)...................$ 510      $ 350

     PRIOR TENDER OFFERS

     In April 2002, Equity Resource Lexington Fund, an unaffiliated third party, made a tender offer to purchase up to 1,040 units in your Partnership for a purchase price of $210 per unit less the amount of any distributions declared or paid from any source by the partnership with respect to the units after April 30, 2002.

     In March 2003, Everest Properties II, LLC, an unaffiliated third party, made a tender offer to purchase up to 239 units in your Partnership for a purchase price of $350 per unit less the amount of any distributions declared or paid from any source by the partnership with respect to the units after March 28, 2003.

     In January 2004, Everest Properties II, LLC made an offer to purchase up to 1,140 units in your Partnership for a purchase price of $500 per unit less the amount of any distributions declared or paid from any source by the partnership with respect to the units after January 6, 2004.

     In January 2004, Equity Resource Lexington Fund, an unaffiliated third party, made a tender offer to purchase up to 208 units in your Partnership for a purchase price of $510 per unit less the amount of any distributions declared or paid from any source by the partnership with respect to the units after January 23, 2004.

     We believe that other tender offers may have also been made in the past 12 months by unaffiliated third parties to acquire units in your Partnership in exchange for cash. We are unaware of the amounts offered, terms, tendering parties or number of units involved in these tender offers.

SECTION 11. CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES.

     Conflicts of Interest with Respect to the Offer. The general partner of your Partnership is an affiliate of SP Millennium L.L.C. Paul H. Pfleger is the President and a director of your general partner and owns 100% of the outstanding capital stock of your general partner. John M. Orehek is the Senior Vice President and a director of your general partner. Messrs. Pfleger and Orehek together own 100% of the membership interests of SP Investments II L.L.C., a Washington limited liability company that, through another entity, owns 90% of SP Millennium L.L.C. John A. Taylor, Vice President and 10% owner of SP Millennium L.L.C., also serves as Vice President of the general partner. Accordingly, the general partner of your Partnership has conflicts of interest with respect to the offer. The directors and officers of your general partner are owners of SP Millennium L.L.C. The directors and officers of the general partner and the general partner, however, also owe fiduciary duties to the partnership and the limited partners that may conflict with their fiduciary duties to SP Millennium L.L.C. and their interests as owners. As a consequence of our ownership of units, we may have incentives to seek to maximize the value of our ownership of units, which in turn may result in a conflict for your general partner in attempting to reconcile our interests with the interests of the other limited partners. We desire to purchase units at a low price and you desire to sell units at a high price. In light of this conflict of interest, the general partner makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer differ from those conflicts of interest that currently exist for your Partnership, as we more fully describe below. Limited Partners are urged to read this offer to purchase in its entirety before deciding whether to tender their units.

     Conflicts of Interest that Currently Exist for Your Partnership. We are an affiliate of the general partner of your Partnership. The general partner receives an annual management fee from your Partnership and may receive reimbursements for expenses incurred in its capacity as general partner. Your partnership recorded management fee expense to your general partner of $182,919 for 2002 and $57,020 for 2001, and $137,187 through September 30, 2003. Your general partner has no current intention, nor ability, without the express approval of a majority of limited partner interests, of changing the fee structure for its management of your Partnership.

     Competition Among Properties. Because SP Millennium L.L.C. and your Partnership both invest indirectly in apartment properties, these properties may compete with one another for tenants. Furthermore, you should bear in mind that we may invest in properties in general market areas where the properties owned by the local property partnerships are located.

     Future Offers. Although we have no current plans to conduct future tender offers for your units, our plans may change based on future circumstances, including tender offers made by third parties. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

SECTION 12. FUTURE PLANS OF THE PURCHASER.

     As described above under "Section 10. Background and Pricing of the Offer," we are an affiliate of the general partner and thereby under common control with the management of your Partnership. Your general partner and we currently intend that, upon consummation of the offer, your Partnership will continue its business and operations as they are currently being conducted. The offer is not expected to have any effect on partnership operations.

     We are in the business of acquiring direct and indirect interests in apartment properties such as the properties owned by the local property partnerships. As part of our business, we have made and, in the future intend to make, tender offers for partnerships that own apartments or indirect interests in apartments, including your Partnership. We may acquire additional units or sell units after completion or termination of the offer. Any acquisition may be made through private purchases, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, membership interests in SP Millennium L.L.C. or other consideration. We also may consider selling some or all of the units we acquire pursuant to the offer to persons not yet determined, which may include our affiliates. However, we have no current plan or intention to acquire or dispose of additional units in your Partnership in the future, and there can be no assurance that we will initiate or complete, or will cause your Partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     From time to time between March 2003 and December 2003, we discussed with representatives of Everest Properties II, LLC and its affiliates ("Everest"), possible transactions by which either we, your general partner, or an affiliate of either would acquire units of the partnership already owned by Everest, in exchange for partnership interests owned by us and/or your general partner. These discussions terminated in December 2003 without any agreement being reached. We may choose to commence similar discussions with Everest in the future.

     Except as set forth herein, we and your general partner do not have any present plans or proposals which relate to or would result in: (i) any extraordinary transaction, such as a merger, reorganization or liquidation involving your Partnership; (ii) a purchase or sale or transfer of a material amount of your Partnership's assets; (iii) any changes in composition of your Partnership's senior management or personnel or their compensation; (iv) any changes in your Partnership's present capitalization, indebtedness or distribution policy; or (v) any other material changes in your Partnership's structure or business.

     Our affiliates or we may loan funds to your Partnership. If any such loans are made, they will be made pursuant to the terms of the Partnership Agreement. For the five local property partnerships that are governed by unaffiliated general partners, your Partnership is a limited partner, and as a result your general partner has no authority or control over the operation or disposition of the properties or assets owned by those local property partnerships. However, for the remaining three local property partnerships, your general partner and we are affiliates of the general partners of those local property partnerships. We expect that, consistent with your general partner's fiduciary obligations, the general partner will seek and review opportunities, including opportunities identified by us, to engage in transactions which could benefit your Partnership, such as sales or refinancings of assets or a combination of the local property partnership with one or more other entities, with the objective of seeking to maximize returns to limited partners.

     We have been advised that the possible future transactions the general partner expects to consider which may impact your Partnership include: (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the properties owned by the local property partnerships; (iii) sales or exchanges of the properties owned by the local property partnerships in which the general partner is our affiliate; and (iv) mergers or other consolidation transactions involving the partnership or a local property partnership. Any such merger or consolidation transaction could involve other limited partnerships in which your general partner or its affiliates serve as general partners, or a combination of the partnership with one or more existing, publicly traded entities, in any of which limited partners might receive cash, common stock or other securities or consideration. There is no assurance, however, as to when or whether any of the transactions referred to above might occur. If any such transaction is effected by the partnership and financial benefits accrue to the limited partners of your Partnership, we will participate in those benefits to the extent of our ownership of units.

     The Partnership Agreement requires the approval of the holders of a majority of the outstanding units for a sale of all or substantially all of the partnership's property, and for certain other actions of the partnership. If we are successful in acquiring a substantial number of units pursuant to the offer, we will be able to significantly influence the outcome of any such vote. Our primary objective in seeking to acquire the units pursuant to the offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those units.

SECTION 13. POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER.

     The general partner of your Partnership is remaining neutral and makes no recommendation as to whether you should tender or refrain from tendering your units in the offer. The general partner believes that you must make your own decision whether or not to participate in any offer, based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, your tax position and the tax consequences to you of selling your units.

     Neither the general partner of your Partnership nor its affiliates have any plans or arrangements to tender any units. Except as otherwise provided in "Section 12. Future Plans of the Purchaser," the general partner does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as (i) a merger, reorganization or liquidation involving your Partnership, (ii) a purchase, sale or transfer of a material amount of your Partnership's assets, or (iii) any changes in your Partnership's present capitalization, indebtedness or distribution policies. For information relating to certain relationships between your Partnership and its general partner, on one hand, and SP Millennium L.L.C. and its affiliates, on the other, and conflicts of interests with respect to the tender offer, see "Section 8. Information Concerning Us and Certain of Our Affiliates," "Section 10. Background and Pricing of the Offer" and "Section 11. Conflicts of Interests and Transactions with Affiliates."

SECTION 14. VOTING POWER.

     Decisions with respect to the day-to-day management of your Partnership are the responsibility of the general partner. Because the general partner of your Partnership is our affiliate, we are under common control with the management of your Partnership. Under the Partnership Agreement, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including most amendments to the Partnership Agreement and the sale of all or substantially all of your Partnership's assets.

SECTION 15. SOURCE OF FUNDS.

     We expect that $1,300,000 will be required to purchase all of the limited partnership units that we are seeking in this offer (exclusive of fees and expenses estimated to be $20,000). For more information regarding fees and expenses, see "Section 19. Fees and Expenses."

     We, together with our affiliates, have sufficient cash on hand or available through a credit facility to fund the purchase of all of the limited partnership units that we are seeking in this offer. We have arranged for a credit facility with an affiliated party, Madrona Ridge L.L.C., a Washington limited liability company that is wholly owned by John M. Orehek, a minority owner in SP Investments II L.L.C., our indirect owner. Madrona Ridge L.L.C. may seek out and accept other individuals to participate in the credit facility loan. We have made no alternative financing arrangements or plans in the event that Madrona Ridge L.L.C. does not fund under the credit facility.

     The terms of the credit facility provide us a credit line of $1,300,000 from which to draw funds, as a loan, to finance the purchase of units in the partnership. Upon completion of this offer, we will draw some or all of the funds available through the credit facility to pay the purchase price to those limited partners who sell their units to us in response to this offer. It is a condition of the credit facility that the funds advanced by Madrona Ridge L.L.C. for our purchase of units not exceed fifty percent (50%) of the estimated liquidation value of the units purchased. Under the terms of the credit facility, the borrowed funds will bear interest at twelve percent per year, and we will be obligated to pay Madrona Ridge L.L.C. monthly payments over a four-year period to fully amortize the borrowed funds and accrued interest. We intend to repay the loan out of cash that we have on hand, available through affiliates, or that we may receive as distributions on our investments. We will pledge the units that we purchase pursuant to this offer to Madrona Ridge L.L.C. as collateral for the borrowed funds.

     In connection with our credit facility with Madrona Ridge L.L.C. and our other financing activities, we may pledge the limited partnership units that we purchase in this offer as collateral for loans, or otherwise agree to terms which create incentives for us to seek near-term cash flow from our investment in the limited partnership units. This could be the case, for example, if a loan has a "balloon" maturity after a relatively short time or bears a high or increasing interest rate. In such a case, your general partner (which is our affiliate) may experience a conflict of interest in seeking to reconcile the best interests of your Partnership with our need for cash flow from your Partnership's activities.

SECTION 16. DISSENTERS' RIGHTS.

     Neither the Partnership Agreement nor applicable law provides any right for you to have your units appraised or redeemed in connection with, or as a result of, our offer. You have the opportunity to make an individual decision on whether or not to tender your units in the offer.

SECTION 17. CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of our offer, we will not be required to accept for payment and pay for any units tendered pursuant to our offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend our offer if at any time on or after the date of this offer to purchase and at or before the expiration of our offer (including any extension thereof), if any of the following shall occur or may be reasonably expected to occur:

     . any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your Partnership or local markets in which the properties owned by the local property partnerships in which your Partnership has an equity interest as a limited partner are located, including any fire, flood, natural disaster, casualty loss, or act of God that, in our reasonable judgment, are or may be materially adverse to your Partnership or the value of the units to us, or we shall have become aware of any facts relating to your Partnership, its indebtedness or its operations which, in our reasonable judgment, has or may have material significance with respect to the value of your Partnership or the value of the units to us; or

     . there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial, real estate or money markets or major equity security indices in the United States from the date hereof, (iii) any material adverse change in the commercial mortgage financing markets, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (not existing on the date hereof), (vi) a commencement of a war, conflict, armed hostilities or other national or international calamity directly or indirectly involving the United States (not existing on the date hereof), (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof; or

     . there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge our purchase of the units, restrains, prohibits or delays the making or consummation of our offer, prohibits the performance of any of the contracts or other arrangements entered into by us (or any affiliates of ours), seeks to obtain any material amount of damages as a result of the transactions contemplated by our offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to our offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the units,
          (iii) seeks to prohibit or limit the ownership or operation by us or any of our affiliates of the entity serving as general partner of your Partnership or to remove such entity as general partner of your Partnership, or seeks to impose any material limitation on our ability or the ability of any affiliate of ours to conduct your Partnership's business or own such assets, (iv) seeks to impose material limitations on our ability to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by us on all matters properly presented to the limited partners, or (v) might result, in our reasonable judgment, in a diminution in the value of your Partnership or a limitation of the benefits expected to be derived by us as a result of the transactions contemplated by our offer or the value of the units to us; or

     . there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to our offer, your Partnership, any general partner of your Partnership, us or any affiliate of ours or your Partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses
          (i) through (v) of the immediately preceding paragraph; or

     . your Partnership shall have (i) changed, or authorized a change of, the units or your Partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (v) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vi) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (vii) authorized, recommended or proposed, or entered into, any transaction which, in our reasonable judgment, has or could have an adverse affect on the value of your Partnership or the units, (viii) proposed, adopted or authorized any amendment of its organizational documents, (ix) agreed in writing or otherwise to take any of the foregoing actions or (x) been notified that any debt of your Partnership secured by any of its assets is in default or has been accelerated; or

     . a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Exchange Act), or it shall have been publicly disclosed or we shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than 5% of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than 5% of the units, other than acquisitions for bona fide arbitrage purposes, or
          (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation or other business combination with or involving your Partnership.

     . upon the expiration of our offer, and after application and expiration of our amended offer to purchase 90% of all validly tendered units to prevent there being fewer than 300 limited partners at the conclusion of the offer, our purchase of validly tendered units will result in there being fewer than 300 unit holders at the conclusion of the offer.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions and may be waived by us in whole or in part at any time and from time to time in our reasonable discretion; provided, however, that we will not waive the requirement to obtain necessary governmental approvals or the last condition described above relating to a going-private transaction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time. All of the conditions of the offer must be satisfied or waived in writing prior to the expiration of the offer.

SECTION 18. CERTAIN LEGAL MATTERS.

     General. Except as set forth in this Section 18, we are not, based on information provided by your general partner (which is our affiliate), aware of any licenses or regulatory permits that are material to the business of your Partnership, taken as a whole, and that might be adversely affected by our acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by us pursuant to the offer, other than the filing of a Tender Offer Statement on Schedule TO with the SEC (which has already been filed) and any required amendments thereto. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your Partnership or its business, or that certain parts of its business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the offer without purchasing units thereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 18.

     Antitrust. We do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by our offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to our offer.

     State Laws. We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) unit holders residing in such jurisdiction. In those jurisdictions with securities or blue sky laws that require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of us, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

SECTION 19. FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay all costs and expenses of printing and mailing the offer and any related legal fees and expenses.

     No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Agreement of Sale and Assignment and, if given or made, such information or representation must not be relied upon as having been authorized.

     We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Rule 14d-1 under the Exchange Act, furnishing certain additional information with respect to our offer, and may file amendments thereto. The Schedule TO and any amendments to the Schedule, including exhibits, may be inspected and copies may be obtained over the internet at the SEC's website at www.sec.gov. You may also read and copy the Schedule TO and any other document we or your Partnership files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.


                              SP MILLENNIUM L.L.C.

                                     ANNEX I

                             OFFICERS AND DIRECTORS

     The names, positions and principal occupations for the last five years of the directors and executive officers of SP Millennium L.L.C., SP Investments II L.L.C. (which is the principal owner of SP Millennium L.L.C.) and your general partner, Interfinancial Real Estate Management Company (which is our affiliate), are set forth below. Unless otherwise indicated, the business address of each executive officer and director is 1201 Third Avenue, Suite 5400, Seattle, Washington 98101. Each director and executive officer is a citizen of the United States of America. None of the persons listed below have been convicted in a criminal proceeding during the past five years, nor have they been party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.


     Paul H. Pfleger..............   Mr. Pfleger is 80% owner of SP Investments
                                     II L.L.C., and President, director and 100% owner of Interfinancial Real Estate
                                     Management Company. Mr. Pfleger organized and has been Chairman of the Board of Security Properties Inc., (formerly
                                     Security Pacific, Inc.), an affiliate of SP
                                     Millennium L.L.C. and Interfinancial Real
                                     Estate Management Company, from 1969 to the present, except for a period between 1984 and 1986. The major line of business of Security Properties Inc. and SP Investments
                                     II L.L.C. is the administration of
                                     previously syndicated, subsidized
                                     multi-family residential real estate. Mr.
                                     Pfleger was first elected an officer and director of Interfinancial Real Estate
                                     Management Company in July 1981 and has
                                     maintained his dual status since that time.

     John M. Orehek...............   Mr. Orehek is 20% owner of SP Investments
                                     II L.L.C., and Senior Vice President and director of Interfinancial Real Estate
                                     Management Company. Mr. Orehek is the Chief
                                     Executive Officer and President of Security
                                     Properties Inc. From 1982 to 1987, he was employed by Security Properties Inc. as President of First Columbia Corporation, its affiliated broker/dealer, and Senior
                                     Vice President of Security Properties Inc.
                                     From 1987 until 1991, when he rejoined
                                     Security Properties Inc., he was President of Hallmark Capital Partners, Inc., a
                                     Seattle real estate development
                                     corporation. Mr. Orehek was first elected an officer and director of Interfinancial
                                     Real Estate Management Company in 1992 and has maintained his dual status since that time.

     Michael G. Fulbright.........   Mr. Fulbright is Secretary of
                                     Interfinancial Real Estate Management
                                     Company. He joined Security Properties Inc.
                                     in 1989 as Special Counsel responsible for new development activities, and sales and financing transactions in the syndication portfolio. He is a member of the Washington
                                     State Bar Association, and was first
                                     elected an officer of Interfinancial Real
                                     Estate Management Company in 1994.

     John A. Taylor...............   Mr. Taylor is 10% owner and Vice President
                                     of SP Millennium L.L.C. He joined Security
                                     Properties Inc. in 1999 as Associate
                                     General Counsel to provide legal assistance on real estate transactions. He is a member of the Washington State Bar Association and was first elected an officer of SP
                                     Millennium L.L.C. in 2001. Prior to joining
                                     Security Properties Inc., Mr. Taylor was in private legal practice in Seattle,
                                     Washington, with emphasis on real estate matters.

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                                OFFER TO PURCHASE

                             BY SP MILLENNIUM L.L.C.

              UP TO 2,000 UNITS OF LIMITED PARTNERSHIP INTEREST IN

                      URBAN IMPROVEMENT FUND LIMITED - 1974

                            FOR $650 PER UNIT IN CASH

You should complete and sign the enclosed Agreement of Sale and Assignment in accordance with the instructions thereto and mail or deliver the signed Agreement of Sale and Assignment and any other required documents to Purchaser at the address shown below.

Any questions and requests for assistance may be directed to the Purchaser at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Agreement of Sale and Assignment and other tender offer materials may be obtained from the Purchaser as set forth below and will be furnished promptly at Purchaser's expense. A limited partner may also contact its broker, dealer, commercial bank, trust company or other nominee for assistance concerning this offer.

      The Purchaser's mailing address, telephone number and fax number are:

                              SP MILLENNIUM L.L.C.
                          1201 Third Avenue, Suite 5400
                            Seattle, Washington 98101

                            Toll Free: (800) 398-6399
                            Facsimile: (206) 628-8031